UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL FINANCIAL REPORT PURSUANT TO REGULATION A

For the fiscal year ended December 31, 2023

RealtyMogul Apartment Growth REIT, Inc.

(Exact name of issuer as specified in its charter)

Commission File Number: 024-10713

Maryland	81-5263630
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

10573 W Pico Blvd., PMB #603
Los Angeles, CA	90064
(Full mailing address of	(Zip code)
principal executive offices)

(877) 781-7153

(Issuer’s telephone number, including area code)

Common Stock

(Title of each class of securities issued pursuant to Regulation A)

Part II.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report on Form 1-K (this “Annual Report”) that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” “continue,” “could,” “might,” “potential,” “predict,” “should,” “will,” “would,” and similar expressions or statements regarding future periods or the negative of these terms are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

●	our ability to effectively deploy the proceeds raised in our offering of shares of our common stock pursuant to Regulation A promulgated under the Securities Act of 1933, as amended (the “Securities Act”);

●	our ability to attract and retain members to the Realty Mogul Platform, the online investment platform through which prospective investors can invest in real estate programs sponsored by Realty Mogul, Co., including ours;

●	public health crises, pandemics and epidemics, such as those caused by new strains of viruses such as H5N1 (avian flu), severe acute respiratory syndrome (SARS) and, most recently, COVID-19 and variants thereof;

●	risks associated with breaches of our data security;

●	changes in economic conditions generally and the real estate and securities markets specifically;

●	expected rates of return provided to investors;

●	the ability of our Manager (as defined below) or its affiliates to source, originate and service our loans and other assets, and the quality and performance of these assets;

●	the ability of our Manager to hire and retain competent individuals who will provide services to us and appropriately staff our operations;

●	legislative or regulatory changes impacting our business or our assets (including changes to the laws and regulations governing the taxation of real estate investment trusts (“REITs”) and U.S. Securities and Exchange Commission (“SEC”) guidance related to Regulation A promulgated under the Securities Act or the Jumpstart Our Business Startups Act of 2012);

●	changes in business conditions and the market value of our assets, including changes in interest rates, prepayment risk, operator or borrower defaults or bankruptcy, and generally the increased risk of loss if our investments fail to perform as expected;

●	our ability to implement effective conflicts of interest policies and procedures among the various real estate investment opportunities sponsored by Realty Mogul, Co.;

●	our ability to access sources of liquidity when we have the need to fund repurchases of shares of our common stock in excess of the proceeds from the sales of shares of our common stock in our continuous offering and the consequential risk that we may not have the resources to satisfy share repurchase requests;

●	our failure to maintain our status as a REIT for U.S. federal income tax purposes;

●	our compliance with applicable local, state and federal laws, including the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Investment Company Act of 1940, as amended (the “Investment Company Act”), and other laws; and

●	changes to U.S. generally accepted accounting principles (“GAAP”).

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this Annual Report. All forward-looking statements are made as of the date of this Annual Report and the risk that actual results will differ materially from the expectations expressed in this Annual Report will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this Annual Report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Annual Report, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Annual Report will be achieved.

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Item 1. Business

The Company

RealtyMogul Apartment Growth REIT, Inc. is a Maryland corporation formed on January 13, 2017 to own and manage a diversified portfolio of preferred equity and joint venture equity investments in multifamily properties located in target markets throughout the United States. The use of the terms “RM Apartment Growth REIT,” the “Company,” “we,” “us” or “our” in this Annual Report refer to RealtyMogul Apartment Growth REIT, Inc., unless the context indicates otherwise. We have elected to be taxed, and currently qualify, as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), commencing with our taxable year ended December 31, 2017.

We operate under the direction of the board of directors, the members of which are accountable to us and our stockholders as fiduciaries. The current board members are Jilliene Helman, Flynann Janisse and Louis S. Weeks III. Ms. Janisse and Mr. Weeks are independent directors. We are externally managed by RM Adviser, LLC (our “Manager”), which is an affiliate of our sponsor, RM Sponsor, LLC (our “Sponsor”). Our Manager and our Sponsor are each wholly-owned subsidiaries of Realty Mogul, Co. Our Manager manages our day-to-day operations and also provides asset management, marketing, investor relations and other administrative services on our behalf with the goal of maximizing our operating cash flow and preserving our capital. All shares of our common stock are distributed to the public exclusively through an online investment platform we refer to as the Realty Mogul Platform (www.realtymogul.com). The Realty Mogul Platform is operated by RM Technologies, LLC, which is a wholly-owned subsidiary of Realty Mogul, Co. and an affiliate of both our Sponsor and Manager. We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by us.

On August 23, 2017, our initial offering (“Initial Offering”) was qualified by the SEC. Pursuant to the Initial Offering, we offered up to $50,000,000 in shares of our common stock, including shares sold pursuant to our distribution reinvestment plan. On December 23, 2020, we commenced our follow-on offering (the “Follow-on Offering” and, collectively with the Initial Offering, the “Offering”) and terminated our Initial Offering. We are continuing to offer in the Follow-on Offering up to $57,903,648 in shares of our common stock, including shares sold pursuant to our distribution reinvestment plan, which represents the value of the shares available to be offered as of December 8, 2022 out of the rolling 12-month maximum offering amount of $75,000,000 in shares of our common stock. On December 20, 2023, we filed an offering statement in anticipation of our second follow-on offering pursuant to Regulation A with the SEC, which offering statement was subsequently amended and filed with the SEC on April 9, 2024. As permitted under Regulation A, we may continue to offer shares of our common stock pursuant to the Follow-on Offering until the earlier of the qualification date of the offering statement for our second follow-on offering or 180 calendar days after December 23, 2023.

As of December 31, 2023, we had raised total aggregate gross offering proceeds of approximately $62,898,000 and had issued approximately 6,033,000 shares of our common stock in the Offering. See Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Offering Results” for more information concerning the current status of the Offering.

As of December 31, 2023, our portfolio was comprised of approximately $191,010,000 in real estate investments at original cost that, in the opinion of our Manager, meets our investment objectives. We have made, and intend to continue to make, preferred equity and joint venture equity investments in established, well-positioned apartment communities that have demonstrated consistently high occupancy and income levels across market cycles as well as multifamily properties that offer value added opportunities with appropriate risk-adjusted returns and opportunity for value appreciation.

Investment Strategy

We will invest in the following types of assets: common equity or preferred equity interests in companies whose primary business is to own and operate one or more specified multifamily projects.

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For our value-add multifamily investments, our investment strategy involves acquiring apartment communities that can benefit from a value-add plan in which the real estate operator is making both exterior improvements, such as adding amenities like playgrounds, clubhouses and outdoor living areas, as well as interior improvements such as upgraded appliances, air conditioning and finishes. We believe that these investments have a high value from an investment standpoint and also a local community standpoint by enhancing previously underserviced apartment buildings. We also believe that these properties offer downside protection on one’s investment due to the large number of tenants at each property and the adaptability of individual property business plans.

Our Manager, or its affiliates, structures, underwrites and originates many of the products in which we invest as we believe that this provides for the best opportunity to control our partner relationships and optimize the terms of our investments. The underwriting process involves comprehensive financial, structural, operational and legal due diligence of our partners in order to optimize pricing and structuring and mitigate risk. We believe the current and future market environment provides a wide range of opportunities to generate compelling investments with strong risk-return profiles for our stockholders.

Investment Objectives

Our primary investment objectives are to realize capital appreciation in the value of our investments over the long term and to pay attractive and stable cash distributions to stockholders.

Competition

There are numerous REITs and other public and private entities with asset acquisition objectives similar to ours, and others may be organized in the future, which may increase competition for the investments suitable for us. Competitive variables include market presence and visibility, size of investments offered and underwriting standards. To the extent that a competitor is willing to risk larger amounts of capital in a particular transaction or to employ more liberal underwriting standards when evaluating potential investments than we are, our investment volume and profit margins for our investment portfolio could be negatively impacted. Our competitors also may be willing to accept lower returns on their investments and may succeed in buying the assets that we have targeted for acquisition. Although we believe that we are well positioned to compete effectively in each facet of our business, there is significant competition in our market sector and there can be no assurance that we will compete effectively or that we will not encounter increased competition in the future that could limit our ability to compete effectively on new acquisitions.

Risk Factors

We face risks and uncertainties that could affect us and our business as well as the real estate industry generally. These risks are outlined under the heading “Risk Factors” contained in our offering circular dated December 30, 2022, as supplemented (the “Offering Circular”), which may be accessed on the SEC’s EDGAR (Electronic Data Gathering, Analysis, and Retrieval) system and may be updated from time to time by our future filings under Regulation A. In addition, new risks may emerge at any time, and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our shares of common stock. As of the date of this Annual Report, there were no material changes to the risk factors previously disclosed in the Offering Circular.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

RM Apartment Growth REIT is a Maryland corporation formed on January 13, 2017 to own and manage a diversified portfolio of preferred equity and joint venture equity investments in multifamily properties located in target markets throughout the United States. See Item 1. “Business – The Company” for more information regarding the Company.

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Offering Results

We are continuing to offer in the Follow-on Offering up to $57,903,648 in shares of our common stock including any shares that may be sold pursuant to our distribution reinvestment plan, which represents the value of the shares of our common stock available to be offered as of December 8, 2022 out of the rolling 12-month maximum offering amount of $75,000,000 in our common stock. As of December 31, 2023, we had raised total aggregate gross offering proceeds of approximately $62,898,000 and had issued approximately 6,033,000 shares of common stock in the Offering, purchased by approximately 3,600 unique investors.

On December 20, 2023, we filed an offering statement in anticipation of our second follow-on offering pursuant to Regulation A with the SEC, which offering statement was subsequently amended and filed with the SEC on April 9, 2024. As permitted under Regulation A, we may continue to offer shares of our common stock pursuant to the Follow-on Offering until the earlier of the qualification date of the offering statement for our second follow-on offering or 180 calendar days after December 23, 2023. Our offering price per share equals our most recently announced net asset value (“NAV”) per share and will be adjusted at the beginning of every fiscal quarter (or as soon as commercially reasonable thereafter). In addition, the price per share pursuant to our distribution reinvestment plan equals our most recently announced NAV per share and any repurchases of shares made pursuant to our share repurchase program are made at the most recently announced NAV per share (less any applicable discounts, as set forth in the Offering Circular).

The following table summarizes our NAV per share for the periods indicated below:

Valuation Date	Period Commencing	Period Ending	NAV per share
9/30/2022	10/4/2022	1/9/2023	$11.36
12/31/2022	1/10/2023	4/13/2023	$11.18
3/31/2023	4/14/2023	8/7/2023	$11.11
6/30/2023	8/8/2023	10/31/2023	$10.47
9/30/2023	11/1/2023	1/8/2024	$10.41
12/31/2023	1/9/2024	4/23/2024	$10.13
3/31/2024	4/24/2024	—	$9.75

Our Investments

The following describes our investment activity for the year ended December 31, 2023. See the section entitled “Recent Developments” below for a discussion of the investments we have made subsequent to December 31, 2023.

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Real Estate Investments as of December 31, 2023

The following table sets forth information regarding our portfolio of real estate investments as of December 31, 2023:

Asset	Location	Acquisition Date	Property Type	Investment Type	Original Principal Acquired or Capital Contributed	Overview (253G2)
Brooklyn Portfolio	Brooklyn, NY	11/30/2017	Multifamily	Joint Venture Equity	$3,000,000	SEC Edgar Link
Ninety-Nine44 Apartments	Dallas, TX	9/9/2020	Multifamily	Joint Venture Equity	$4,000,000	SEC Edgar Link
The Orion	Orion Township, MI	3/23/2021	Multifamily	Joint Venture Equity	$5,000,000	SEC Edgar Link
Lotus Village (1)	Austin, TX	6/25/2021	Multifamily	Joint Venture Equity	$2,776,192	SEC Edgar Link
Sherwood Oaks	Riverview, FL	11/30/2021	Multifamily	Joint Venture Equity	$4,200,000	SEC Edgar Link
Restoration on Candlewood	Oklahoma City, OK	3/21/2023	Multifamily	Preferred Equity	$5,250,000	SEC Edgar Link
Ridgeline View Townhomes	Vancouver, WA	5/19/2023	Multifamily	Joint Venture Equity	$4,000,000	SEC Edgar Link
Brookside Apartments	Raleigh, NC	6/30/2023	Multifamily	Joint Venture Equity	$3,000,000	SEC Edgar Link
Hunters Ridge	East Lansing, MI	12/7/2023	Multifamily	Joint Venture Equity	$5,500,000	SEC Edgar Link
					$36,726,192

(1)	On July 7, 2023, we participated in a capital call to purchase an interest rate cap related to the extension of the loan and provide working capital.

2023 Investments in United States Treasury Bills

During 2023, we acquired ten investments in United States treasury bills (“U.S. T-bills”) at a cost of $54,920,000 and eight U.S. T-bills matured for gross proceeds of $48,386,000, of which $475,000 is recognized as interest income, reported in the accompanying consolidated statements of operations in Item 7. “Financial Statements” below.

2023 Real Estate Investment Payoffs

Asset	Location	Acquisition Date	Payoff Date	Property Type	Investment Type	Original Principal Acquired or Capital Contributed	Overview (253G2)
Villas del Sol I and II (1)	Plano, TX	1/9/2018	12/22/2023	Multifamily	Joint Venture Equity	$1,000,000	SEC Edgar Link
Total						$1,000,000

(1) On December 22, 2023, this property (the “Villas del Sol Property”) was sold. The Villas del Sol Property was originally acquired for $10,500,000, or $67,308 per unit, and was sold for $19,350,000, or $124,038 per unit, reflecting an 84.3% increase in property value. The initial underwriting projected a property-level internal rate of return (“IRR”) of 23.6%, a 2.6x equity multiple and 12.0% average cash-on-cash return throughout a 5-year hold period. Based on the Villas del Sol Property’s sale price, the Villas del Sol Property achieved approximately a 38.8% property-level IRR, a 3.5x equity multiple and 14.3% average cash-on-cash return over the 6.0-year hold period. In connection with the sale of the Villas del Sol Property, a disposition fee was paid to our Manager in the amount of $193,500.

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Distributions

Our board of directors has authorized and we have paid, and we expect that our board of directors will continue to authorize and we will continue to pay, distributions quarterly in arrears. Stockholders who are record holders with respect to declared distributions will be entitled to such distributions until such time as the stockholders have had their shares repurchased by us. Although our goal is to fund the payment of distributions solely from cash flow from operations, we have paid and may continue to pay distributions from other sources, including the net proceeds of the Offering, cash advances by our Manager, cash resulting from a waiver of fees or reimbursements due to our Manager, borrowings in anticipation of future operating cash flow and the issuance of additional securities, and we have no limit on the amounts we may pay from such other sources.

On December 18, 2017, our board of directors authorized our first distribution to stockholders of record as of the close of business on December 31, 2017. Our board of directors has authorized quarterly distributions for stockholders of record as of the close of business on the last day of each quarter since that date. Distributions made or authorized in 2023 are shown in the table below.

Quarterly Distribution Period for Daily Record Dates	Date of Authorization	Payment Date	Cash Distribution Amount per Share of Common Stock ($)	Annualized Yield
10/1/2022 – 12/31/2022	9/29/2022	1/15/2023	0.0013783562 (10/1 – 10/3)
			0.0014005479 (10/4 – 10/31)
			0.0014005479 (11/1 – 12/31)	4.5	%(1)
1/1/2023 – 3/31/2023	1/1/2023	4/15/2023	0.0014005479 (1/1 – 1/9)
			0.0013783562 (1/10 – 1/31)
			0.0013783562 (2/1 – 3/31)	4.5	%(2)
4/1/2023 – 6/30/2023	3/20/2023	7/15/2023	0.0013783562 (4/1 – 4/13)
			0.0013697260 (4/14 – 4/30)
			0.0013697260 (5/1 – 6/30)	4.5	%(3)
7/1/2023 – 9/30/2023	6/15/2023	10/15/2023	0.0013697260 (7/1 – 8/7)
			0.0012908219 (8/8 – 9/30)	4.5	%(4)
10/1/2023 – 12/31/2023	9/28/2023	1/15/2024	0.0012908219 (10/1 – 10/31)
			0.0012834247 (11/1 – 12/31)	4.5	%(5)
1/1/2024 – 3/31/2024	12/26/2023	4/15/2024	0.0012834247 (1/1 – 1/8)
			0.0012489041 (1/9 – 3/31)	4.5	%(6)

(1)	Annualized yield represents the annualized yield amount of each distribution calculated on an annualized basis at the then current rate, assuming a $11.18 NAV per share (the then-current purchase price for the period from October 1, 2022 to October 3, 2022) and calculated for the distribution period beginning October 1, 2022 and ending on October 31, 2022, and assuming a $11.36 NAV per share (the then-current purchase price for the period from October 4, 2022 to December 31, 2022) and calculated for the distribution periods beginning November 1, 2022 and ending on November 30, 2022 and beginning December 1, 2022 and ending on December 31, 2022.

(2)	Annualized yield represents the annualized yield amount of each distribution calculated on an annualized basis at the then-current rate assuming a $11.36 per share NAV (the then-current purchase price for the period from January 1, 2023 to January 9, 2023) and calculated for the distribution period beginning January 1, 2023 and ending January 31, 2023, and assuming a $11.18 per share NAV (the then-current purchase price for the period from January 10, 2023 to March 31, 2023) and calculated for the distribution periods beginning February 1, 2023 and ending February 28, 2023 and beginning March 1, 2023 and ending March 31, 2023.

(3)	Annualized yield represents the annualized yield amount of each distribution calculated on an annualized basis at the then-current rate assuming a $11.18 per share NAV (the then-current purchase price for the period from April 1, 2023 to April 13, 2023) and calculated for the distribution period beginning April 1, 2023 and ending April 30, 2023, and assuming a $11.11 per share NAV (the then-current purchase price for the period from April 14, 2023 to June 30, 2023) and calculated for the distribution periods beginning May 1, 2023 and ending May 31, 2023 and beginning June 1, 2023 and ending June 30, 2023.

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(4)	Annualized yield represents the annualized yield amount of each distribution calculated on an annualized basis at the then-current rate assuming a $11.11 per share NAV (the then-current purchase price for the period from July 1, 2023 to August 7, 2023) and calculated for the distribution periods beginning July 1, 2023 and ending July 31, 2023, and beginning August 1, 2023 and ending August 31, 2023, and assuming a $10.47 per share NAV (the then-current purchase for the period from August 8, 2023 to September 30, 2023) and calculated for the distribution period beginning September 1, 2023 and ending September 30, 2023.

(5)	Annualized yield represents the annualized yield amount of each distribution calculated on an annualized basis at the then-current rate assuming a $10.47 per share NAV (the then-current purchase price for the period from October 1, 2023 to October 31, 2023) and calculated for the distribution periods beginning October 1, 2023 and ending October 31, 2023, and assuming a $10.41 per share NAV (the then-current purchase for the period from November 1, 2023 to December 31, 2023) and calculated for the distribution period beginning November 1, 2023 and ending November 30, 2023, and beginning December 1, 2023 and ending December 31, 2023.

(6)	Annualized yield represents the annualized yield amount of each distribution calculated on an annualized basis at the then-current rate assuming a $10.41 per share NAV (the then-current purchase price for the period from January 1, 2024 to January 8, 2024) and calculated for the distribution period beginning January 1, 2024 and ending January 31, 2024, and assuming a $10.13 per share NAV (the current purchase price effective January 9, 2024) and calculated for the distribution periods beginning February 1, 2024 and ending February 29, 2024, and beginning March 1, 2024 and ending March 31, 2024.

For the year ended December 31, 2023, we authorized and incurred distributions to our stockholders of approximately $2,593,000. For the year ended December 31, 2022, we authorized and incurred distributions to our stockholders of approximately $2,281,000.

Share Repurchase Program

We have adopted a share repurchase program in order to provide our stockholders with some liquidity that may enable them to sell their shares of common stock to us in limited circumstances. Our board of directors may, in its sole discretion, amend, suspend or terminate the share repurchase program at any time and for any reason. Reasons we may amend, suspend or terminate the share repurchase program include, without limitation, (i) to protect our operations and our remaining stockholders, (ii) to prevent an undue burden on our liquidity, (iii) to preserve our status as a REIT and (iv) following any material decrease in our NAV.

During the year ended December 31, 2023, we repurchased 231,125 shares of common stock for a total of approximately $2,432,000. For the year ended December 31, 2022, we repurchased 191,484 shares of common stock for a total of approximately $2,131,000. A valid repurchase request is one that complies with the applicable requirements and guidelines of our current share repurchase program.

Sources of Operating Revenue and Cash Flow

Our revenue is mainly generated from rental income and tenant reimbursements.

Profitability and Performance Metrics

We calculate funds from operations (“FFO”) and adjusted funds from operations (“AFFO”) to evaluate the profitability and performance of our business. See “– Non-GAAP Financial Measures” below for a description of these metrics. Our investing and management activities related to multifamily real estate are all considered a single reportable business segment for financial reporting purposes. All of the investments we have made to date have been in domestic multifamily real estate assets with similar economic characteristics, and we evaluate the performance of all of our investments using similar criteria.

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Market Outlook and Recent Trends

RM Apartment Growth REIT focuses solely on multifamily apartment communities with two main types of business plans – the first is value-add apartment communities that can benefit from a full-scale interior and exterior renovation and the second is stabilized apartment communities that have high projected occupancy. We have invested the majority of our time and capital into value-add projects, focusing on business plans that target higher growth coming from renovations. In terms of asset geography, we have focused on primary and secondary markets, primarily in the Sun Belt. Historically, that is where we have seen the best opportunities for value-add assets. Out of the 16 investments that we have made to date, seven have been in the state of Texas. We have invested in Texas due to the significant growth potential of the Texas Triangle, which is Austin, DFW, Houston and San Antonio and what we consider to be a favorable business climate in the state.

More generally, we believe that the multifamily asset class produces one of the best risk-adjusted returns in real estate. First, we believe the United States currently has a housing supply shortage, which we believe has been exacerbated by current mortgage holders, 60% of which have loans with interest rates below 4%. With record home prices, higher interest rates on 30-year fixed rate mortgages relative to the last two decades and the basic need for housing, we believe there is strong short-term downside protection for this asset class. We also believe this asset class also has built in inflation protection as rents can be reset on an annual basis.

In the wake of the rising interest rate environment of 2022 and 2023, commercial property values have decreased according to Green Street. Since January 2022, short- and long-term interest rates have increased significantly, with the Federal Funds Rate increasing over 5% and the 10-year U.S. Treasury increasing by almost 3%. We believe that cap rates and interest rates are positively correlated. As a result, as interest rates increased over the past two years, cap rates increased across four of the five major asset classes, which we believe is due to a buyer’s need to compensate oneself for the decreased cash flow caused by the higher interest rates.

As it relates to RM Apartment Growth REIT, we saw a similar trend in our NAV per share. Changes to our NAV per share are primarily driven by the value of the real estate in our portfolio. For Q4 2023, NAV per share decreased from $10.41 to $10.13, reflecting a 2.7% decrease quarter over quarter. The Q4 distribution reflected an approximately 4.50% annual distribution rate based on a $10.41 NAV per share. The NAV per share calculation as of December 31, 2023 reflects the total value of RM Apartment Growth REIT’s assets minus the total value of our liabilities, divided by the number of shares outstanding as of December 31, 2023. Since RM Apartment Growth REIT’s NAV per share peak in June 2022, we have seen a decrease in NAV per share by 9.4%, which we believe was caused, in part, by cap rate increases having a downward impact on real estate prices.

Although values are down year-over-year, we believe the underlying property fundamentals in RM Apartment Growth REIT’s portfolio remain strong. As of 4Q23, occupancy for the underlying properties in the portfolio has averaged 91%, and rent collection has averaged 95%. Moreover, for YTD 2022 versus YTD 2023, the underlying properties in the portfolio have averaged net operating income increases of 4.4%, and we have maintained our distributions for 24 consecutive quarters. Lastly, the weighted average interest rate on the property-level mortgages for RM Apartment Growth REIT sits at 4.74% as of 4Q23.

In 2023, we began to see buying signals for value-add assets as we started to see property values decrease and value investment opportunities increase. We acquired one preferred equity investment, Restoration on Candlewood, an apartment community located in Oklahoma City. Rather than investing in common equity, we felt more comfortable investing as preferred equity, which we believe is a more secure position of the capital stack. In connection with this investment, any distributions to equity are made first to pay down our preferred equity investment and only after our investment is paid off are common equity investors paid.

We were also active in acquiring joint venture equity investments with our affiliate, RM Communities, LLC (“RM Communities”). In May 2023, we acquired Ridgeline View Townhomes, a Class A townhome community located in Vancouver, Washington. This was a brand-new asset that RM Communities sourced from a developer with whom they had already purchased two other assets. The business plan was to acquire the property at an attractive basis and burn off concessions from the initial lease-up. We felt a newer vintage asset helped to round out and diversify our traditionally value-add portfolio. The next two acquisitions, Brookside Apartments, a low-rise apartment community located in Raleigh, North Carolina acquired in June 2023, and Hunters Ridge, a Class B apartment community located in East Lansing, Michigan acquired in December 2023, were true value-add plays, with planned unit renovations and exterior improvements. Brookside also represented the REIT’s first investment into the Raleigh-Durham metropolitan statistical area, a market on which we are bullish.

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Lastly, we invested a portion of our outstanding cash in short-term U.S. T-bills, which yielded approximately 4.9% on a blended basis. For comparison, from March 2020 to January 2022, 3-month T-bills yielded less than 1%. We felt this was a good investment at this time while we continued to search for additional real estate asset acquisitions.

We believe interest rates are one of the largest drivers of commercial real estate activity given that real estate acquisitions are typically financed, in part, with debt capital. In September 2023, the Fed paused interest rate hikes of the Federal Funds Rate, the overnight rate set by the Fed at which banks borrow and lend their reserves to one another overnight. Similarly, the Fed has indicated that it will begin to explore interest rate decreases, the timing of which, however, remains unclear. We believe any decreases to interest rates would generally have a positive impact on the value of multifamily real estate.

Simultaneous with increases to short- and long-term interest rates over the past two years, property values are off between 7% and 35% from their March 2022 peaks according to Green Street’s Commercial Property Price Index (CPPI), with multifamily properties specifically down 28% based on this index. We see this as a potential buying opportunity.

For our multifamily acquisition targets, we believe there is still more price discovery to be done in this “new normal” interest rate environment. One of the main barometers for our multifamily underwriting is to compare the affordability of our underwritten rents to median incomes in the area. We believe affordability to be around 25-30% of area median income, and we typically target underwritten rents that support that range. Secondly, we want to be smart about using leverage for our acquisitions. There are still instances in which operators are acquiring properties with negative leverage given how high interest rates still are relative to cap rates. In most cases, we want to avoid negative leverage. Lastly, we want to prudently manage our cash positions and reserves throughout 2024. While the macro climate is looking better, we want to proceed cautiously. We want to protect the REIT by keeping some cash invested in our money market account or U.S. treasuries. As of year-end 2023, approximately 29% of RM Apartment Growth REIT’s unconsolidated assets were in cash and liquid securities. As we proceed in 2024, we want to strike a balance between being prudent with our cash position while also taking advantage of the buying opportunities that we believe will arise in the market.

Critical Accounting Policies

The preparation of financial statements in accordance with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. Such judgments are based on our management’s experience, our historical experience, the experience of our Manager’s affiliates and the industry. We consider these policies critical because we believe that understanding these policies is critical to understanding and evaluating our reported financial results. Additionally, these policies may involve significant management judgments and assumptions, or require estimates about matters that are inherently uncertain. These judgments will affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Actual events and results could differ from those assumptions and estimates.

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Variable Interest Entities and Voting Interest Entities

A variable interest entity (“VIE”) is an entity that lacks one or more of the characteristics of a voting interest entity. A VIE is defined as an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The determination of whether an entity is a VIE includes consideration of various factors. These factors include review of the formation and design of the entity, its organizational structure including decision-making ability and relevant financial agreements, and analysis of the forecasted cash flows of the entity. We make an initial determination upon acquisition of a VIE, and reassess the initial evaluation of an entity as a VIE upon the occurrence of certain events.

A VIE must be consolidated only by its primary beneficiary, which is defined as the party who, along with its affiliates and agents, has both the: (i) power to direct the activities that most significantly impact the VIE’s performance; and (ii) obligation to absorb the losses of the VIE or the right to receive the benefits from the VIE, which could be significant to the VIE. We determine whether we are the primary beneficiary of a VIE by considering various factors, including, but not limited to: which activities most significantly impact the VIE’s economic performance and which party controls such activities; the amount and characteristics of its investment; the obligation or likelihood for us or other interests to provide financial support; consideration of the VIE’s purpose and design, including the risks the VIE was designed to create and pass through to its variable interest holders and the similarity with and significance to the business activities of our interest and the other interests. We reassess our determination of whether we are the primary beneficiary of a VIE each reporting period. Significant judgments related to these determinations include estimates about the future performance of investments held by VIEs and general market conditions. The maximum risk of loss related to our investments is limited to our recorded investment in such entities, if any.

A voting interest entity (“VOE”) is an entity in which equity investors have the characteristics of a controlling financial interest and have sufficient equity at risk to finance its activities. A controlling financial interest exists if limited partners with equity at risk are able to exercise substantive kick-out rights or are able to exercise substantive participation rights. Under the VOE model, generally, only a single limited partner that is able to exercise substantial kick-out rights will consolidate the entity.

As of December 31, 2023 and 2022, the Company held an investment in one entity, which was evaluated under the VIE model and was not consolidated because the Company does not have substantive kick-out rights or a controlling financial interest. This investment is carried on the consolidated financial statements using the equity method because of the Company’s significant influence.

As of December 31, 2023 and 2022, the Company held investments in seven and five entities, respectively, which were evaluated under the VOE model and were consolidated because the Company is able to exercise substantial kick-out rights and substantive participation rights.

Purchase Accounting for Acquisition of Real Estate

The Company adopted the provisions of Accounting Standards Update No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, which provides that if substantially all the fair value of the gross assets is concentrated in any individual asset, the acquisition is treated as an asset acquisition as opposed to a business combination. Under an asset acquisition, costs directly related to the acquisition are capitalized as part of the purchase consideration. The fair value of the purchase consideration is then allocated based on the relative fair value of the assets. The estimates of the fair value of the purchase consideration and the fair value of the assets acquired is consistent with the techniques used in a business combination.

Fair Value

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1 — Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

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Level 2 — Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Fair Value Option

Accounting Standards Codification (“ASC”) 825 “Fair Value Option for Financial Assets and Financial Liabilities” (“ASC 825”) provides a fair value option election that allows companies to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and liabilities. ASC 825 permits the fair value option election on an instrument-by-instrument basis at initial recognition. We have decided not to make this election.

Revenue Recognition

Rental income is recognized as rental payments become due. Rental payments received in advance are deferred until earned. All leases between the Company and tenants of the property are operating leases and are on terms of one year or less.

For certain properties, in addition to contractual base rent, the tenants pay their share of utilities to the Company. The income and expenses associated with these properties are generally recorded on a gross basis when the Company is the primary obligor.

Tenant fees, such as application fees, administrative fees, late fees and other revenues from tenants are recorded when amounts become due.

Impairment of Real Estate Owned and Allowance for Credit Losses

The Company reviews its real estate portfolio on a quarterly basis to ascertain if there are any indicators of impairment to the value of any of its real estate assets, including deferred costs and intangibles, to determine if there is any need for an impairment charge. In reviewing the portfolio, the Company examines one or more of the following: the type of asset, the current financial statements or other available financial information of the asset and the economic situation in the area in which the asset is located. For each real estate asset owned for which indicators of impairment exist, management performs a recoverability test by comparing the sum of the estimated undiscounted future cash flows attributable to the asset to its carrying amount. If the aggregate undiscounted cash flows are less than the asset’s carrying amount, an impairment loss is recorded to the extent that the estimated fair value is less than the asset’s carrying amount. The estimated fair value is determined using a discounted cash flow model of the expected future cash flows through the useful life of the property. The analysis includes an estimate of the future cash flows that are expected to result from the real estate investment’s use and eventual disposition. These cash flows consider factors such as expected future operating income, trends and prospects, the effects of leasing demand, competition and other factors.

For the years ended December 31, 2023 and 2022, the Company determined that there was no impairment of long-lived assets.

The Company maintains an allowance for credit losses for estimated losses resulting from the inability of a tenant to make required rent payments. As of December 31, 2023 and 2022, there was $303,582 and $681,831 in the allowance for credit losses, respectively.

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Results of Operations

Net (loss) income and operating income

The years ended December 31, 2023 and 2022 resulted in a net (loss) income attributable to RM Apartment Growth REIT of approximately $(875,000) and $10,077,000, respectively. This decrease in net income for the year ended December 31, 2023, as compared to the year ended December 31, 2022, was primarily due to the gain on sale of Avon Place Apartments, The Clover on Park Lane and Villas de Sonoma and related losses on extinguishment of debt in 2022 partially offset by the gain on sale of Villas del Sol I and II and an increase in interest income and preferred return income in 2023. Operating income was approximately $2,256,000 for the year ended December 31, 2023, compared to operating income of approximately $948,000 for the year ended December 31, 2022.

Rental Income, net

For the years ended December 31, 2023 and 2022, we earned rental income, net, of approximately $17,543,000 and $17,974,000, respectively. This decrease for the year ended December 31, 2023, as compared to the year ended December 31, 2022, was primarily due to the sales of Avon Place Apartments and The Clover on Park Lane in 2022, partially offset by the acquisitions of Ridgeline View Townhomes and Brookside Apartments in 2023 and increases in rental income in our existing portfolio.

Other Revenue

For the years ended December 31, 2023 and 2022, we earned other revenue of approximately $1,021,000 and $1,219,000, respectively. This decrease for the year ended December 31, 2023, as compared to the year ended December 31, 2022, was primarily due to the sales of Avon Place Apartments and The Clover on Park Lane in 2022 as well as one-time insurance income for Ninety-Nine44 Owner, LLC in 2022, partially offset by the acquisitions of Ridgeline View Townhomes and Brookside Apartments in 2023.

Expenses

Depreciation and Amortization

For the years ended December 31, 2023 and 2022, we incurred depreciation and amortization expenses of approximately $5,046,000 and $4,898,000, respectively. This increase for the year ended December 31, 2023, as compared to the year ended December 31, 2022, was primarily due to the acquisitions of Ridgeline View Townhomes and Brookside Apartments in 2023, partially offset by the sale of Avon Place Apartments in 2022.

General and Administrative Expenses

For the years ended December 31, 2023 and 2022, we incurred general and administrative expenses of approximately $1,511,000 and $1,657,000, respectively. This decrease for the year ended December 31, 2023, as compared to the year ended December 31, 2022, was primarily due to the sales of Avon Place Apartments and The Clover on Park Lane in 2022, partially offset by the acquisitions of Ridgeline View Townhomes and Brookside Apartments in 2023.

Real Estate Operating Expenses

For the years ended December 31, 2023 and 2022, we incurred real estate operating expenses of approximately $10,258,000 and $10,448,000, respectively. This decrease for the year ended December 31, 2023, as compared to the year ended December 31, 2022, was primarily due to the sales of Avon Place Apartments and The Clover on Park Lane in 2022, partially offset by the acquisitions of Ridgeline View Townhomes and Brookside Apartments in 2023 and increases in real estate operating expenses in our existing portfolio.

Asset Management Fees

For the years ended December 31, 2023 and 2022, we incurred asset management fees of approximately $950,000 and $892,000, respectively. This increase for the year ended December 31, 2023, as compared to the year ended December 31, 2022, was primarily due to an increase in the Company’s NAV.

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Liquidity and Capital Resources

We require capital to fund our investment activities and operating expenses. Our capital sources may include net proceeds from the Offering, cash flow from operations and borrowings under credit facilities.

We currently obtain the capital required to purchase real estate-related investments and conduct our operations from the proceeds of the Offering and any future offerings we may conduct, from secured or unsecured financings from banks and other lenders and from any undistributed funds from our operations. As of December 31, 2023 and December 31, 2022, we had cash and cash equivalents of approximately $8,560,000 and $10,069,000, respectively, and $8,131,000 and $23,210,000, respectively, invested in marketable securities at fair value that are available to provide capital for operations and investments. We anticipate that proceeds from the Offering, cash flow from operations and available cash will provide sufficient liquidity to meet future funding commitments for at least one year from the date the financial statements are available to be issued.

We expect to selectively employ leverage to enhance total returns to our stockholders. Our targeted portfolio-wide leverage after we have acquired an initial substantial portfolio of diversified investments is up to 75% of the fair market value or expected fair market value (for a value-add acquisition) of our assets; provided, however, we may exceed this limit for certain temporary bridge financings. During the period when we are acquiring our initial portfolio, we may employ greater leverage on individual assets (that will also result in greater leverage of the initial portfolio) in order to quickly build a diversified portfolio of assets. As of December 31, 2023 and 2022, we had outstanding borrowings of approximately $135,482,000 and $116,245,000, respectively, net of deferred financing costs and premium.

In addition to making investments in accordance with our investment objectives, we expect to use our capital resources to make certain payments to our Manager. During our organization and offering stage, these payments will include payments for reimbursement of certain organization and offering expenses. Assuming we raise the maximum offering amount in the Follow-on Offering, our organization and offering expenses are expected to be approximately 3% of gross offering proceeds. If the Follow-on Offering is not successfully completed, we will not be obligated to pay the remaining offering and organizational costs owed to our Manager. In addition, we reimburse our Manager for out-of-pocket expenses incurred on our behalf, including license fees, auditing fees, fees associated with SEC reporting requirements, acquisition expenses, interest expenses, property management fees, insurance costs, tax return preparation fees, marketing costs, taxes and filing fees, administration fees, fees for the services of independent directors and third-party costs associated with the aforementioned expenses.

The sponsors of our joint venture investments in real estate may make payments to our Sponsor or its affiliates in connection with the selection or purchase of investments. We will pay our Manager a monthly asset management fee of one-twelfth of 1.25%, which is based on total equity value, which equals (a) our then-current NAV per share, as determined by our board of directors, multiplied by (b) the number of shares of our common stock then outstanding. Any portion of the asset management fee may be deferred and paid in a subsequent period upon the mutual agreement of the Company and our Manager.

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Cash Flow

The following presents our cash flows for the years ended December 31, 2023 and 2022 (in thousands):

Cash provided by (used in)	For the Year ended December 31, 2023	For the Year ended December 31, 2022
Operating Activities:	$42	$1,001
Investing Activities:	(23,936)	47,843
Financing Activities	24,955	(54,098)
Net increase (decrease) in cash and cash equivalents and restricted cash	1,061	(5,254)
Cash and cash equivalents and restricted cash, beginning of year	14,786	20,040
Cash and cash equivalents and restricted cash, end of year	$15,847	$14,786

For the years ended December 31, 2023 and 2022, net cash provided by operating activities was approximately $42,000 and $1,001,000, respectively, and related principally to net operating income on real estate investments.

For the years ended December 31, 2023 and 2022, net cash (used in) provided by investing activities was approximately $(23,936,000) and $47,843,000, respectively, and related principally to the acquisition of new real estate, the acquisition of new debt investments, investments in existing assets, purchases and sales of marketable securities and proceeds from sales of real estate investments.

For the years ended December 31, 2023 and 2022, net cash provided by (used in) financing activities was approximately $24,955,000 and $(54,098,000), respectively, and related principally to proceeds from the issuance of shares of our common stock, proceeds from the issuance of debt net of repayments of debt, capital contributions from noncontrolling interests and payment of distributions and dividends.

Off-Balance Sheet Arrangements

As of both December 31, 2023 and December 31, 2022, we had no off-balance sheet arrangements.

Related Party Arrangements

For further details, please see “Note 9 – Related Party Arrangements” in Item 7. “Financial Statements” below.

Recent Developments

Offering Proceeds

As of March 31, 2024, we had raised total gross offering proceeds of $63,827,719 from settled subscriptions and issued an aggregate of 6,125,405 shares of our common stock.

Estimated NAV Per Share as of December 31, 2023 and March 31, 2024

On January 8, 2024, our board of directors approved an estimated NAV per share of our common stock of $10.13 as of December 31, 2023. The estimated NAV per share calculation as of December 31, 2023 reflects the total value of our assets minus the total value of our liabilities, divided by the number of shares of our common stock outstanding as of December 31, 2023. On April 23, 2024, our board of directors approved an updated estimated NAV per share of our common stock of $9.75 as of March 31, 2024. The estimated NAV per share calculation as of March 31, 2024 reflects the total value of our assets minus the total value of our liabilities, divided by the number of shares of our common stock outstanding as of March 31, 2024. This estimated NAV per share will be effective until updated by us on or about June 30, 2024, or within a commercially reasonable time thereafter, unless updated by us prior to that time.

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As with any methodology used to estimate value, the methodology employed by Realty Mogul, Co.’s internal accountants or asset managers is based upon a number of estimates and assumptions about future events that may not be accurate or complete. Further, different parties using different assumptions and estimates could derive a different NAV per share, which could be significantly different from our calculated NAV per share. Our NAV per share will fluctuate over time and does not represent: (i) the price at which our shares would trade on a national securities exchange, (ii) the amount per share a stockholder would obtain if he, she or it tried to sell his, her or its shares or (iii) the amount per share stockholders would receive if we liquidated our assets and distributed the proceeds after paying all our expenses and liabilities.

Charter Amendment

On April 9, 2024, we filed with the State Department of Assessments and Taxation of Maryland articles of amendment to our articles of amendment and restatement to increase the number of shares of common stock we have the authority to issue from 9,000,000 to 19,000,000.

Non-GAAP Financial Measures

Our Manager believes that FFO and AFFO, which are non-GAAP measures, are additional appropriate measures of the operating performance of a REIT and the Company. We compute FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”) as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of depreciable properties, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization, and after adjustments for unconsolidated/uncombined partnerships and joint ventures. FFO, as defined by NAREIT, is a computation made by analysts and investors to measure a real estate company’s cash flow generated by operations.

We calculate AFFO by subtracting from (or adding to) FFO:

●	the amortization or accrual of various deferred costs; and

●	an adjustment to reverse the effects of unrealized gains/(losses).

Our calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, our AFFO may not be comparable to AFFO reported by other REITs. Our management utilizes FFO and AFFO as measures of our operating performance, and believes they are also useful to investors, because they facilitate an understanding of our operating performance after adjustment for certain non-cash expenses. Additionally, FFO and AFFO serve as measures of our operating performance because they facilitate evaluation of the Company without the effects of selected items required in accordance with GAAP that may not necessarily be indicative of current operating performance and that may not accurately compare our operating performance between periods. Furthermore, although FFO, AFFO and other supplemental performance measures are defined in various ways throughout the REIT industry, we also believe that FFO and AFFO may provide us and our investors with an additional useful measure to compare our financial performance to certain other REITs.

Neither FFO nor AFFO is equivalent to net income or cash generated from operating activities determined in accordance with GAAP. Furthermore, FFO and AFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor AFFO should be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow from operating activities as a measure of our liquidity.

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Our unaudited FFO and AFFO calculations for the years ended December 31, 2023 and December 31, 2022 are as follows (in thousands):

	For the Year Ended December 31, 2023	For the Year Ended December 31, 2022
GAAP net (loss) income attributable to RealtyMogul Apartment Growth REIT, Inc.	$(875)	$10,077
Add: depreciation of properties	4,756	4,516
Adjustments for noncontrolling interests in depreciation	(2,953)	(2,895)
Add: amortization of lease intangibles	290	382
Adjustments for noncontrolling interests in amortization of lease intangibles	(122)	(234)
Add: share of depreciation of real estate held by equity method investments	—	62
Adjustments for unrealized loss on marketable securities	60	119
Adjustments for realized gain on marketable securities	—	(5)
Add: loss on extinguishment of debt	—	1,175
Adjustment for noncontrolling interest in loss on extinguishment of debt	—	(614)
Add: change in fair value of interest rate caps	1,218	(1,540)
Adjustment for noncontrolling interest in change in fair value of interest rate caps	(902)	1,015
Adjustment for gain on sale of equity method investment	(1,067)	(1,673)
Adjustment for gain on sale of real estate investment	—	(27,965)
Adjustment for noncontrolling interest in gain on sale of real estate	—	16,764
FFO applicable to common stock	405	(815)
Add: amortization of deferred financing costs, discount and premium	422	488
Adjustments for noncontrolling interests deferred financing costs	(267)	(349)
Add: stock award compensation	50	47
AFFO applicable to common stock	$610	$(629)

Item 3. Directors and Officers

Although our Manager manages our day-to-day operations, we operate under the direction of the board of directors, the members of which are accountable to us and our stockholders as fiduciaries. We currently have three directors, two of whom are independent directors.

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In accordance with our charter, a majority of our independent directors generally must approve corporate actions or policies that directly relate to the following:

●	any transfer or sale of our Sponsor’s initial investment in the Company; provided, however, our Sponsor may not sell its initial investment while it remains our Sponsor, but our Sponsor may transfer the shares to an affiliate;

●	duties of our directors, including ratification of our charter, the written policies on investments and borrowing, the monitoring of administrative procedures, investment operations and our performance and the performance of our Manager;

●	the management agreement;

●	liability and indemnification of our directors, Manager and affiliates;

●	fees, compensation and expenses, including organization and offering expenses, acquisition fees and acquisition expenses, disposition fees, total operating expenses, real estate commissions on the resale of property, incentive fees and Manager compensation;

●	any change or modification of our statement of investment objectives;

●	real property appraisals;

●	our borrowing policies;

●	annual and special meetings of stockholders;

●	election of our directors; and

●	our distribution reinvestment plan.

Committees of the Board of Directors

The entire board of directors will be responsible for supervising our entire business and considering all major business decisions. However, our bylaws provide that the board of directors may establish such committees as the board of directors believes appropriate and in our best interests. The board of directors will appoint the members of the committee in the board of directors’ discretion. Committees typically report to the entire board of directors.

Audit Committee

The board of directors established an audit committee, consisting of Flynann Janisse and Louis S. Weeks III, our independent directors. Louis S. Weeks III serves as chairman of the audit committee. The audit committee, by approval of at least a majority of its members, selects the independent auditors to audit our annual financial statements, reviews with the independent auditors the plans and results of the audit engagement, approves the audit and non-audit services provided by the independent auditors, reviews the independence of the independent auditors and considers the range of audit and non-audit fees and its impact on auditor independence.

Executive Officers and Directors

As of the date of this Annual Report, our executive officers and directors are as follows:

Name	Age	Position
Jilliene Helman	37	Chief Executive Officer, President and Director
Kevin Moclair	51	Chief Accounting Officer and Treasurer
Flynann Janisse	55	Independent Director
Louis S. Weeks III	71	Independent Director

Jilliene Helman has served as our Chief Executive Officer, President and a director since January 2017. She previously served as our Chief Financial Officer and Treasurer from January 2017 to February 2022, and our Secretary from January 2017 to September 2021. Ms. Helman has served as Chief Executive Officer of our Manager since its inception in March 2016 and previously served as its Chief Financial Officer from October 2018 to February 2022. Since May 2012, Ms. Helman has served as the Chief Executive Officer and a director of Realty Mogul, Co., where she is responsible for Realty Mogul, Co.’s strategic direction and operations. During this time, over $1.0 billion of investments with property values worth over $5.9 billion have been listed on the Realty Mogul platform. From July 2008 to September 2012, Ms. Helman served in a variety of capacities at Union Bank, including as a Management Training Associate; an Assistant Vice President, Sales Development Manager; and Vice President, Corporate Risk Management. Ms. Helman held these positions across the wealth management, finance and risk management departments of Union Bank. Ms. Helman is a Certified Wealth Strategist and holds Series 7, Series 63 and Series 24 licenses. Ms. Helman has a Bachelor of Science in Business Administration degree from Georgetown University.

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Kevin Moclair has served as our and our Manager’s Chief Accounting Officer and Treasurer since February 2022. Mr. Moclair is responsible for all our financial accounting and reporting. From April 2009 to February 2022, Mr. Moclair served as Chief Accounting Officer for Ladder Capital, an internally-managed commercial REIT specializing in underwriting commercial real estate. In that role, Mr. Moclair developed and implemented the financial reporting infrastructure from initial private equity structure through public debt and equity issuances and related SEC reporting requirements. From 1998 to March 2009, Mr. Moclair served as Controller – US Operations for Rabobank International, a global banking institution focused in the food and agricultural sector. As Controller, he managed the accounting, product control and regulatory reporting functions as well as participating in local and global implementation of reporting processes and systems to support local and global requirements, including Sarbanes-Oxley Act of 2002 implementation and reporting. From 1994 to 1998, Mr. Moclair worked as a senior auditor with Ernst & Young LLP in the Financial Services Audit and Advisory Services Group. Mr. Moclair has a Bachelor of Science in Accounting (Business Administration) degree from Manhattan College, Riverdale, New York.

Flynann Janisse has served as one of our independent directors since July 2017. She is serving as the Executive Director of Rainbow Housing Assistance Corporation (“Rainbow”), President and Executive Director of Equality Community Housing Corporation, and President and Chairman of the Board of Rainbow Housing Texas, Inc. Ms. Janisse supports the national operations of an award-winning Resident Services Division of Rainbow and the asset management for an extensive affordable housing portfolio. Prior to joining Rainbow, Ms. Janisse served as Director of Property Management at Community Services of Arizona, a fully-integrated management company specializing in the management of multifamily, service-enriched affordable housing. Ms. Janisse has extensive experience in managing market rate (REIT), Section 42 Tax Credit, Project Section 8, and HUD and RD-financed housing communities. As an Advisory Board member for Novogradac’s Journal of Tax Credits, Ms. Janisse is honored to provide industry knowledge through publications reaching over 45,000 readers and to serve as a judge for their industry Development of Distinction Awards at the Tax Credit Developers Conference recognizing excellence and ingenuity in the development of tax credit projects across the country using the Low Income Housing Tax Credit Program. With 30+ years of experience in asset management, with an emphasis on the development and implementation of social service programs for service-enriched affordable housing, she has assembled a team of professionals to serve the mission of Rainbow with integrity and passion.

Louis S. Weeks III has served as one of our independent directors since July 2017. As of January 22, 2021, Mr. Weeks also serves as an independent representative of RealtyMogul Income REIT, LLC.Mr. Weeks is the Founder and Principal at SeaburyCoxe Advisors LLC, consultants in financing and investing in commercial real estate. The firm is located in Baltimore, MD and is active nationally with projects and clients in New York, Philadelphia, Hartford and Los Angeles. Mr. Weeks has been involved in commercial real estate investments and finance for more than 35 years. He spent 26 years at ColumbiaNational Real Estate Finance, an 80-year-old Mortgage Banking firm in Baltimore, MD founded by the late James W. Rouse. His responsibilities included 10 years as the firm’s Managing Partner and CEO. He was responsible for the firm’s overall operations, production, servicing and finance. Over the years, Mr. Weeks has arranged debt and equity for clients totaling over $3.0 billion. Mr. Weeks’ early career was spent in the banking industry in New York City with Manufacturers Hanover Trust and Bankers Trust Co. He has been an active member of the local chapters of NAIOP (the Commercial Real Estate Development Association), the Urban Land Institute, the International Council of Shopping Centers, the Mortgage Bankers Association and the Baltimore Downtown Partnership and served on numerous local community organizations. Mr. Weeks graduated from Skidmore College as a Periclean Scholar with a degree in Philosophy and attended Pratt Institute as a candidate for a Masters of Architecture degree.

Compensation of Directors

We pay to each of our directors a retainer of 1,000 shares of our common stock per year, plus an additional retainer of 500 shares of our common stock to the chairman of the audit committee. All directors will receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at each meeting of the board of directors. Directors are not reimbursed by us, our Sponsor, our Manager or any of their affiliates for spouses’ expenses to attend events (if any) to which spouses are invited.

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Our Manager

Our Manager manages our day-to-day affairs, and implements our investment strategy. Our Manager and its officers are not required to devote all of their time to our business and are only required to devote such time to our affairs as their duties require.

Executive Officers of our Manager

As of the date of this Annual Report, the executive officers of our Manager and their positions and offices are as follows:

Name	Age	Position
Jilliene Helman	37	Chief Executive Officer
Kevin Moclair	51	Chief Accounting Officer and Treasurer
Tara Horne	38	Chief Compliance Officer
Eric Levy	37	Vice President, Portfolio Manager

Biographical information for Ms. Helman and Mr. Moclair is provided above under “- Executive Officers and Directors.”

Tara Horne has served as the Chief Compliance Officer of our Manager since June 2023. Ms. Horne is responsible for managing all compliance and regulatory matters for our Manager. Since May 2022, Ms. Horne also serves as a Director of Investment Adviser and Broker Dealer Compliance at DFP Partners where she provides comprehensive compliance-related services to support registered investment advisers and registered broker-dealers, including compliance program ownership and supervision and oversight of firm activities. DFP Partners is engaged with RM Advisers, LLC as a compliance partner. From December 2009 to May 2022, Ms. Horne served in various roles for National Regulatory Services, including senior compliance consultant, manager and compliance examiner of the audit solutions program in which roles she provided compliance support to various clients. During her career as a compliance professional in the financial services industry, Ms. Horne has completed thousands of mock regulatory exams and has extensive experience leading firms through the investment adviser and broker-dealer registration process as well as developing robust control and operational frameworks for a variety of financial institutions, including broker-dealers, clearing agencies, registered investment advisers, private funds and investment banking firms. Ms. Horne is a Certified Anti-Money Laundering Specialist and holds a designation as an Investment Adviser Certified Compliance Professional. Ms. Horne also holds Series 7 and Series 24 licenses. Ms. Horne has a Bachelor of Science in Business Marketing and Finance from California State University of Long Beach, California.

Eric Levy has served as our Manager’s Vice President, Portfolio Manager since January 2019. Mr. Levy has served as a Vice President, Asset Management of Realty Mogul, Co. since October 2017. Mr. Levy is responsible for portfolio and asset management for debt and equity assets held by us and by RealtyMogul Income REIT, LLC. From April 2013 to September 2017, Mr. Levy served as Strategic Projects Manager at World Class Capital Group, a national real estate investment firm focused on acquiring, developing and managing real estate with over $1.2 billion in assets under management. In that role, he led the asset management of over 2.3 million square feet of retail and office properties, oversaw capital improvement plans for over 4.5 million square feet of self-storage facilities, managed portfolio-wide investor reporting and investor relationships and helped to develop the operational infrastructure of the company. From August 2010 to March 2013, Mr. Levy served as Senior Paralegal – M&A, Real Estate, Credit at Willkie, Farr & Gallagher LLP. Mr. Levy has more than ten years of experience in commercial real estate. Mr. Levy has a Bachelor of Arts degree from the University of Wisconsin-Madison.

Compensation of the Executive Officers of our Manager

We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by us. As described above, certain of the executive officers of Realty Mogul, Co. also serve as executive officers of our Manager. Each of these individuals receives compensation for his or her services, including services performed for us on behalf of our Manager, from Realty Mogul, Co. As executive officers of our Manager, these individuals will manage our day-to-day affairs, oversee the review, selection and recommendation of investment opportunities, service acquired investments and monitor the performance of these investments to ensure that they are consistent with our investment objectives. We will indirectly bear some of the costs of the compensation paid to these individuals through fees we pay to our Manager. In addition, we pay the Chief Executive Officer and Vice President, Portfolio Manager of our Manager a retainer of 1,000 shares of our common stock per year.

19

Item 4. Security Ownership of Management and Certain Securityholders

The following table sets forth the beneficial ownership of shares of our common stock as of the date of this Annual Report for each person or group that holds more than 10% of the shares of our common stock, for each of our executive officers and directors and the executive officers of our Manager and for our executive officers and directors and the executive officers of our Manager as a group. To our knowledge, each person that beneficially owns shares of our common stock has sole voting and disposition power with regard to such shares. Percentages of beneficial ownership are based on 5,438,259 shares of our common stock outstanding as of March 18, 2024. As of March 18, 2024, no person or group held more than 10% of our common stock.

Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 10573 W. Pico Blvd., PMB #603, Los Angeles, CA 90064.

	Common Stock
Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of All Shares
RM Sponsor, LLC (2)	12,721	*	%
Jilliene Helman	4,352	*
Kevin Moclair	-	-
Flynann Janisse	6,000	*
Louis S. Weeks III	10,259	*
Eric Levy	6,046	*
Tara Horne	-	-
All executive officers and directors as a group (6 persons)	39,378	*	%

*	Represents less than 1.0% of our outstanding common stock

(1)	Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.

(2)	All voting and investment decisions with respect to shares of our common stock that are held by RM Sponsor, LLC are controlled by its manager, Jilliene Helman. Ms. Helman disclaims beneficial ownership of such shares.

Item 5. Interest of Management and Others in Certain Transactions

For information responsive to this Item, please see “Note 9 – Related Party Arrangements” in Item 7. “Financial Statements” below.

Item 6. Other Information

None.

20

Item 7. Financial Statements

RealtyMogul Apartment Growth REIT, Inc.

F-1

Independent Auditor’s Report

To the Board of Directors

RealtyMogul Apartment Growth REIT, Inc.

Opinion

We have audited the consolidated financial statements of RealtyMogul Apartment Growth REIT, Inc. (the “Company”) and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2023 and 2022 and the related consolidated statements of operations, equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of RealtyMogul Apartment Growth REIT, Inc. and its subsidiaries as of December 31, 2023 and 2022, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (“GAAS”). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company, and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

F-2

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/CohnReznick LLP

Atlanta, Georgia

April 26, 2024

F-3

RealtyMogul Apartment Growth REIT, Inc.

Consolidated Balance Sheets

As of December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

	As of December 31, 2023	As of December 31, 2022
ASSETS
Real estate investments, at cost
Land	$38,919	$35,479
Buildings and improvements	152,091	126,588
Total real estate investments, at cost	191,010	162,067
Less accumulated depreciation	(13,383)	(8,627)
Real estate investments, net	177,627	153,440
Investments in real estate, equity method	5,460	-
Real estate debt investment, net	5,250	-
Marketable securities, at fair value	8,131	23,210
Cash and cash equivalents	8,560	10,069
Escrows and deposits	7,287	4,717
Rent receivable, net	417	293
Stock subscription receivable	24	131
Deferred offering costs, net	125	176
Prepaid expenses	768	592
Interest receivable	686	-
Interest rate caps, at fair value	952	1,532
Other receivable	440	587
Total Assets	$215,727	$194,747

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net of $831and $928 of deferred financing costs, and $791 and $908 premium, respectively	$135,482	$116,245
Accounts payable and accrued expenses	3,749	3,028
Settling subscription payable	585	482
Dividends payable	641	651
Other liabilities	850	851
Asset management fee payable	57	81
Total Liabilities	141,364	121,338

Equity:
Common stock, $0.01 par value; 9,000,000 shares authorized; 5,349,440 and 5,062,539 shares issued and outstanding, as of December 31, 2023 and December 31, 2022, respectively	54	51
Additional paid-in capital	53,414	40,905
(Accumulated deficit) Retained earnings	(8,001)	4,892
Total RealtyMogul Apartment Growth REIT, Inc. equity	45,467	45,848
Noncontrolling interests in consolidated joint ventures	28,896	27,561
Total Equity	74,363	73,409

Total Liabilities and Equity	$215,727	$194,747

The accompanying notes are an integral part of these consolidated financial statements.

F-4

RealtyMogul Apartment Growth REIT, Inc.

Consolidated Statements of Operations

For the Years ended December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

	For the Year Ended December 31, 2023	For the Year Ended December 31, 2022
Revenues
Rental income, net	$17,543	$17,974
Other revenue	1,021	1,219
Equity in losses of equity method investees	(40)	(415)
Equity in earnings of equity method investees	-	65
Interest income	832	-
Preferred return income	686	-
Total revenues	20,042	18,843

Operating expenses
Depreciation and amortization	5,046	4,898
General and administrative expenses	1,511	1,657
Real estate operating expenses	10,258	10,448
Servicing fee	21	-
Asset management fees	950	892
Total operating expenses	17,786	17,895
Operating income	2,256	948
Other (income) and expenses
Interest expense	6,800	6,108
Loss on extinguishment of debt	-	1,175
Change in fair value of interest rate caps	1,218	(1,540)
Other (income) expenses	110	(152)
Unrealized loss on marketable securities	60	119
Realized gain on sale of marketable securities	-	(5)
Gain on sale of equity method investee	(1,067)	(1,673)
Gain on sale of real estate investment	-	(27,965)
Realized gain on interest rate caps	-	(530)
Consolidated net (loss) income	(4,865)	25,411
Net (loss) income attributable to noncontrolling interests	(3,990)	15,334
Net (loss) income attributable to RealtyMogul Apartment Growth REIT, Inc.	$(875)	$10,077

Net (loss) income per basic and diluted common share	$(0.16)	$2.20

Weighted average shares of common stock outstanding	5,304,639	4,573,818

The accompanying notes are an integral part of these consolidated financial statements.

F-5

RealtyMogul Apartment Growth REIT, Inc.

Consolidated Statements of Equity

For the Years ended December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

	Common Stock		Additional Paid-in	(Accumulated Deficit) Retained	Total RealtyMogul Apartment Growth REIT, Inc.	Noncontrolling interests in Consolidated Joint	Total
	Shares	Amount	Capital	Earnings	Equity	Ventures	Equity
Balance as of December 31, 2021	3,712,643	$37	$28,939	$(5,185)	$23,791	$31,171	$54,962
Proceeds from issuance of common stock, net of syndication costs	1,536,880	16	16,836	-	16,852	-	16,852
Stock award	4,500	-	47	-	47	-	47
Amortization of deferred offering costs	-	-	(507)	-	(507)	-	(507)
Dividends declared on common stock	-	-	(2,281)	-	(2,281)	-	(2,281)
Repurchase of common stock	(191,484)	(2)	(2,129)	-	(2,131)	-	(2,131)
Distributions to noncontrolling interests	-	-	-	-	-	(18,944)	(18,944)
Net income	-	-	-	10,077	10,077	15,334	25,411
Balance as of December 31, 2022	5,062,539	$51	$40,905	$4,892	$45,848	$27,561	$73,409
Proceeds from issuance of common stock, net of syndication costs	513,526	5	5,635	-	5,640	-	5,640
Stock award	4,500	-	50	-	50	-	50
Amortization of deferred offering costs	-	-	(171)	-	(171)	-	(171)
Dividends declared on common stock	-	-	9,425	(12,018)	(2,593)	-	(2,593)
Repurchase of common stock	(231,125)	(2)	(2,430)	-	(2,432)	-	(2,432)
Contributions from noncontrolling interests, net of syndication costs	-	-	-	-	-	5,912	5,912
Distributions to noncontrolling interests	-	-	-	-	-	(587)	(587)
Net loss	-	-	-	(875)	(875)	(3,990)	(4,865)
Balance as of December 31, 2023	5,349,440	$54	$53,414	$(8,001)	$45,467	$28,896	$74,363

The accompanying notes are an integral part of these consolidated financial statements.

F-6

RealtyMogul Apartment Growth REIT, Inc.

Consolidated Statements of Cash Flows

For the Year ended December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

	For the Year Ended December 31, 2023	For the Year Ended December 31, 2022
OPERATING ACTIVITIES:
Consolidated net (loss) income	$(4,865)	$25,411
Adjustments to reconcile consolidated net (loss) income to net cash provided by operating activities:
Depreciation	4,756	4,516
Equity in losses of equity method investees	40	415
Unrealized loss on marketable securities	60	119
Realized gain on marketable securities	-	(5)
Gain on sale of real estate investment	-	(27,965)
Gain on sale equity method investee	(1,067)	(1,673)
Equity in earnings of equity method investees	-	(65)
Stock award compensation	50	47
Amortization of intangibles relating to leases	290	382
Amortization of deferred financing costs	422	488
Amortization of marketable securities discount	(718)	-
Loss on debt extinguishment	-	1,175
Net change in fair value of interest rate caps	1,218	(1,540)
Changes in assets and liabilities:
Net change in rent receivable	(124)	120
Net change in interest receivable	(686)	-
Net change in other receivable	147	(350)
Net change in prepaid expenses	(176)	130
Net change in accounts payable and accrued expenses	720	(350)
Net change in asset management fees payable	(24)	27
Net change in other liabilities	(1)	119
Net cash provided by operating activities	42	1,001
INVESTING ACTIVITIES:
Purchase of real estate	(28,075)	-
Purchase of debt investment	(5,250)	-
Improvements to real estate	(1,159)	(2,422)
Investment in equity method investees	(5,500)	(306)
Return of investment in equity method investees	-	65
Premium paid on interest rate caps	(755)	-
Purchase of marketable securities	(54,505)	(23,300)
Proceeds from sales of real estate investment	-	70,189
Proceeds from sales of marketable securities	70,241	1,625
Proceeds from equity method investees	1,067	1,992
Net cash (used in) provided by investing activities	(23,936)	47,843
FINANCING ACTIVITIES:
Proceeds from the issuance of common stock, net of syndication costs	4,053	13,871
Repurchase of common stock	(2,329)	(2,004)
Proceeds from the issuance of debt	19,729	600
Deferred offering costs paid	(119)	(719)
Repayment of debt	(471)	(44,577)
Payment of finance costs	(325)	-
Debt extinguishment costs	-	(494)
Payment of cash dividends	(908)	(1,831)
Capital contributions from noncontrolling interests, net of syndication costs	5,912	-
Distributions to noncontrolling interests	(587)	(18,944)
Net cash provided by (used in) financing activities	24,955	(54,098)

Net increase (decrease) in cash and cash equivalents and restricted cash	1,061	(5,254)
Cash and cash equivalents and restricted cash, beginning of year	14,786	20,040
Cash and cash equivalents and restricted cash, end of year	$15,847	$14,786

Cash paid for interest	$6,174	$5,547

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES;
Change in deferred offering costs payable	$-	$(152)
Change in dividends declared but not paid	$(10)	$(2,804)
Distributions reinvested	$1,695	$3,254
Change in stock subscription receivable	$107	$274
Change in settling subscriptions payable	$103	$128

The accompanying notes are an integral part of these consolidated financial statements.

F-7

RealtyMogul Apartment Growth REIT, Inc.

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

Note 1 - Formation and Organization

RealtyMogul Apartment Growth REIT, Inc. (the “Company”) was formed as a Maryland corporation on January 13, 2017 to own and manage a diversified portfolio of preferred equity and joint venture equity investments in multifamily properties located in target markets throughout the United States. The Company was formed under the name MogulREIT II, Inc. and, effective October 15, 2021, changed its name to RealtyMogul Apartment Growth REIT, Inc. The use of the terms “RealtyMogul Apartment Growth REIT,” the “Company,” “we,” “us,” or “our” in this annual report refer to RealtyMogul Apartment Growth REIT, Inc., unless the context indicates otherwise.

The Company is externally managed by RM Adviser, LLC (“Manager”), which is an affiliate of the Company’s sponsor, RM Sponsor, LLC (“Sponsor”). Our Manager and our Sponsor are each wholly-owned subsidiaries of Realty Mogul, Co. (“RM”). Our Manager is an investment adviser registered with the Securities and Exchange Commission (“SEC”). Although our Manager manages our day-to-day operations, we operate under the direction of our board of directors, a majority of whom are independent directors.

The Company’s investing and management activities related to multifamily real estate are all considered a single reportable business segment for financial reporting purposes. All of the investments the Company has made to date have been in domestic multifamily real estate assets with similar economic characteristics, and the Company evaluates the performance of all of its investments using similar criterion.

We believe we have operated in such a manner as to qualify as a real estate investment trust (“REIT”) for federal income tax purposes.

On August 23, 2017, we commenced our initial public offering (the “Initial Offering”) of up to $50,000 in shares of common stock, including shares sold pursuant to our distribution reinvestment plan. On December 23, 2020, we commenced our follow-on offering (the “Follow-on Offering” and, together with the Initial Offering, the “Offerings”) and terminated the Initial Offering. We are continuing to offer in the Follow-on Offering up to $57,904 in shares of our common stock, including shares sold pursuant to our distribution reinvestment plan, which represents the value of the shares available to be offered as of December 8, 2022 out of the rolling 12-month maximum offering amount of $75,000 in shares of our common stock. As of December 31, 2023, we had issued 6,033,670 shares of our common stock in the Offerings for gross offering proceeds of approximately $62,898.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying consolidated balance sheets, statements of operations, statements of equity, statements of cash flows and related notes to the consolidated financial statements of the Company are prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). The Company has adopted a calendar year-end for financial reporting.

GAAP requires any subsidiaries, investments, or affiliates under the Company’s control to be consolidated. The consolidated financial statements of the Company include its controlled joint ventures, Vinegar Hill Asset, LLC, which was acquired during 2017; Avon 46, LLC, which was acquired during 2018; NinetyNine44 Owner, LLC, which was acquired during 2020; RM Orion, LLC, Lotus Village Holdco, LLC and RM Sherwood Oaks, LLC, which were acquired during 2021; and RM Ridgeline View, LLC and RM Brookside, LLC, which were acquired during 2023.

F-8

RealtyMogul Apartment Growth REIT, Inc.

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

All significant intercompany balances and transactions are eliminated in consolidation.

Reclassification

The Company has reclassified certain items on the consolidated balance sheets and consolidated statements of operations and cash flows for the prior year to conform with the current year presentation. For the year ended December 31, 2022, tenant reimbursements totaling $886 previously reported in tenant reimbursements and other revenue have been added to rental income, net on the consolidated statement of operations.

In 2023, the Company updated the reporting of distributions to be deducted from (Accumulated Deficit) / Retained Earnings in the Consolidated Statements of Equity in order to be in conformity with common market practice. In prior years, distributions were reported as a deduction from Additional Paid in Capital. A cumulative adjustment of $9,425 of prior year distributions were transferred from Additional Paid in Capital to (Accumulated Deficit) / Retained Earnings in 2023.

Earnings per share

Basic earnings per share is calculated on the basis of weighted-average number of shares of common stock outstanding during the period. Basic earnings per share is computed by dividing income available to common stockholders by the weighted-average number of shares of common stock outstanding during the period. Diluted net income per share of common stock equals basic net income per share of common stock as there were no potentially dilutive securities outstanding during the years ended December 31, 2023 and 2022.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Actual events and results could differ from those assumptions and estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of demand deposits. Cash and cash equivalents are carried at cost which approximates fair value.

Concentration of Credit Risk

At times, our cash may exceed the Federal Deposit Insurance Corporation deposit insurance limit of $250 per institution. The Company mitigates credit risk by placing cash with major financial institutions. To date, the Company has not experienced any losses on cash.

Geographic Concentration

As of December 31, 2023, the Company’s investments in real estate operate in Texas, New York, Michigan, Florida, Oklahoma, Washington and North Carolina. Future operations could be affected by changes in economic or other conditions in those geographical areas or the demand for such housing in those geographical areas.

For the year ended December 31, 2023, the Company’s annualized rental income in real estate equity investments by state is approximately 40%, 18%, 18%, 12%, 7% and 5% for Texas, Michigan, Florida, New York, Washington and North Carolina, respectively.

Organizational, Offering and Related Costs

Organizational and offering costs of the Company are initially being paid by the Manager on behalf of the Company. These organizational and offering costs include all expenses to be paid by the Company in connection with the formation of the Company and the qualification of the Offerings, and the marketing and distribution of shares, including, without limitation, expenses for printing, and amending offering statements or supplementing offering circulars, mailing and distributing costs, advertising and marketing expenses, charges of experts and fees, expenses and taxes related to the filing, registration and qualification of the sale of shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees.

F-9

RealtyMogul Apartment Growth REIT, Inc.

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

The Company expenses organization costs as incurred and offering costs, when incurred, will be deferred and charged to additional paid-in capital. The deferred offering costs will be charged against the gross proceeds of the Offerings when received or written off in the event that the Follow-on Offering is not successfully completed.

As of December 31, 2023 and 2022, the Manager has incurred offering costs of $2,012 and $1,893, respectively, on behalf of the Company. As of December 31, 2023 and 2022, $1,887 and $1,717 of offering costs, respectively, had been amortized and were included in the consolidated statements of equity.

Variable Interest Entities and Voting Interest Entities

A variable interest entity (“VIE”) is an entity that lacks one or more of the characteristics of a voting interest entity. A VIE is defined as an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The determination of whether an entity is a VIE includes consideration of various factors. These factors include review of the formation and design of the entity, its organizational structure including decision-making ability and relevant financial agreements, and analysis of the forecasted cash flows of the entity. We make an initial determination upon acquisition of a VIE, and reassess the initial evaluation of an entity as a VIE upon the occurrence of certain events.

A VIE must be consolidated only by its primary beneficiary, which is defined as the party who, along with its affiliates and agents has both the: (i) power to direct the activities that most significantly impact the VIE’s performance; and (ii) obligation to absorb the losses of the VIE or the right to receive the benefits from the VIE, which could be significant to the VIE. We determine whether we are the primary beneficiary of a VIE by considering various factors, including, but not limited to: which activities most significantly impact the VIE’s economic performance and which party controls such activities; the amount and characteristics of its investment; the obligation or likelihood for us or other interests to provide financial support; consideration of the VIE’s purpose and design, including the risks the VIE was designed to create and pass through to its variable interest holders and the similarity with and significance to the business activities of our interest and the other interests. We reassess our determination of whether we are the primary beneficiary of a VIE each reporting period. Significant judgments related to these determinations include estimates about the future performance of investments held by VIEs and general market conditions. The maximum risk of loss related to our investments is limited to our recorded investment in such entities, if any.

A voting interest entity (“VOE”) is an entity in which equity investors have the characteristics of a controlling financial interest and have sufficient equity at risk to finance its activities. A controlling financial interest exists if limited partners with equity at risk are able to exercise substantive kick-out rights or are able to exercise substantive participation rights. Under the VOE model, generally, only a single limited partner that is able to exercise substantial kick-out rights will consolidate the entity.

As of December 31, 2023 and 2022, the Company held one investment in an entity, which was evaluated under the VIE model and was not consolidated because the Company does not have substantive kick-out rights or a controlling financial interest. This investment is carried on the consolidated financial statements using the equity method.

As of December 31, 2023 and 2022, the Company held investments in seven and five entities, respectively, which were evaluated under the VOE model and are consolidated because the Company is able to exercise substantial kick-out rights and substantive participating rights.

F-10

RealtyMogul Apartment Growth REIT, Inc.

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

Commercial Real Estate Debt Investments

Our commercial real estate debt investments are generally classified as held to maturity as we have both the intent and the ability to hold these investments to maturity and, accordingly, are carried at cost, net of unamortized loan fees, premium, discount and unfunded commitments, reduced by an allowance for credit losses. We review our debt related investments on a monthly basis, or more frequently when such an evaluation is needed, to determine if an allowance for credit loss is required. The Company recognizes an allowance for credit losses for financial assets carried at amortized cost and other qualifying receivables to present the net amount expected to be collected as of the consolidated balance sheet date using the probability of default/loss given default method using historical losses adjusted for current conditions and reasonable and supportable forecasts. Such allowance is based on the credit losses expected to arise over the life of the asset (contractual term) which includes consideration of prepayments and based on the Company’s expectations as of the consolidated balance sheet date. Assets are written off when the Company determines that such financial assets are deemed uncollectible or based on regulatory requirements, whichever is earlier. Write-offs are recognized as a deduction from the allowance for credit losses. Expected recoveries of amounts previously written off, not to exceed the aggregate of the amount previously written off, are included in determining the necessary reserve at the consolidated balance sheet date. The Company elected to use the practical expedient for collateral dependent receivables as estimates for the recovery of debt investments is based on collateral value.

We have certain investments that are legally structured as equity investments with rights to receive preferred economic returns. We report these investments as real estate debt securities when the common equity holders have a contractual obligation to redeem our preferred equity interest at a specified date.

Income Taxes

The Company operates and is taxed as a REIT for federal income tax purposes beginning with the year ended December 31, 2017. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its taxable income to its stockholders. As a REIT, the Company generally is not subject to federal corporate income tax on that portion of its taxable income that is currently distributed to stockholders. Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income. No material provisions have been made for federal income taxes in the accompanying consolidated financial statements, and no gross deferred tax assets or liabilities have been recorded as of December 31, 2023 and 2022.

F-11

RealtyMogul Apartment Growth REIT, Inc.

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

For the years ended December 31, 2023 and 2022, $2,593 and $2,281, respectively, in distributions have been declared to stockholders. The Company expects its distributions to be characterized for federal income tax purposes as (i) ordinary income, (ii) non-taxable return of capital, or (iii) long-term capital gain. Distributions that exceed current or accumulated taxable earnings and profits constitute a return of capital for tax purposes and reduce the stockholders’ basis in the shares of common stock. To the extent that distributions exceed both current and accumulated earnings and profits and the stockholders’ basis in shares of common stock, they will generally be treated as a gain or loss upon the sale or exchange of our stockholders’ shares of common stock. We will report the taxability of such distributions in information returns that will be provided to our stockholders and filed with the Internal Revenue Service in the year following such distributions.

Tax periods from 2020 to 2023 remain open to examination by the major taxing authorities in all jurisdictions where we are subject to taxation.

Stock Subscription Receivable

Stock subscription receivable consists of shares that have been issued with subscriptions that have not yet settled. As of December 31, 2023 and 2022, there was $24 and $131, respectively, in subscriptions that had not settled. All of these funds settled subsequent to December 31, 2023 and 2022, respectively. Stock subscription receivable is carried at cost which approximates fair value.

Settling Subscription Payable

Share repurchases initiated in December 31, 2023 and 2022 were settled in February 2024 and February 2023, respectively. The liabilities were reversed subsequent to December 31, 2023 and 2022 when the share repurchases settled in February 2024 and February 2023, respectively.

Revenue Recognition

Rental income is recognized as rentals become due. Rental payments received in advance are deferred until earned. All leases between the Company and tenants of the property are operating leases and are one year or less.

For certain properties, in addition to contractual base rent, the tenants pay their share of utilities to the Company. The income and expenses associated with these properties are generally recorded on a gross basis when the Company is the primary obligor.

Tenant fees, such as application fees, administrative fees, late fees, and other revenues from tenants are recorded when amounts become due.

As a result of the adoption of Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers (“ASC 606”), the Company has updated its policies as it relates to revenue recognition. Revenue is measured based on consideration specified in a contract with a customer. The Company recognizes revenue when it satisfies a performance obligation by transferring control over a product or service to a customer.

F-12

RealtyMogul Apartment Growth REIT, Inc.

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

Purchase Accounting for Acquisitions of Real Estate

Prior to January 1, 2018, the Company recorded acquired real estate investments that are consolidated as business combinations when the real estate is occupied, at least in part, at acquisition. Costs directly related to the acquisition of such investments have been expensed as incurred. The purchase consideration included cash paid, the fair value of equity or other assets issued, and the fair value of any assumed debt. The Company assessed the fair value of assumed debt based on estimated cash flow projections that utilize appropriate discount rates and available market information. Such inputs are categorized as Level 3 in the fair value hierarchy. The difference between the fair value and the stated principal of assumed debt is amortized using the effective interest method basis over the terms of the respective debt obligation.

The Company allocated the fair value of the purchase consideration to the fair value of land, buildings, site improvements and intangible assets including in-place leases at the acquisition date. The Company estimated the fair value of the assets using market-based, cost-based, and income-based valuation techniques.

Effective January 1, 2018, the Company adopted the provisions of Accounting Standards Update 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business (“ASC 805”), which provides that if substantially all the fair value of the gross assets is concentrated in any individual asset, the acquisition is treated as an asset acquisition as opposed to a business combination. Under an asset acquisition, costs directly related to the acquisition are capitalized as part of the purchase consideration. The fair value of the purchase consideration is then allocated based on the relative fair value of the assets. The estimates of the fair value of the purchase consideration and the fair value of the assets acquired is consistent with the techniques used in a business combination.

Investments in Equity Method Investees

If it is determined that we do not have a controlling interest in a joint venture through our financial interest in a VIE or through our voting interest in a VOE and we have the ability to provide significant influence, the equity method of accounting is used. Under this method, the investment, originally recorded at cost, is adjusted to recognize our share of net earnings or losses of the affiliate as they occur, with losses limited to the extent of our investment in, advances to, and commitments to the investee. For the years ended December 31, 2023 and 2022, we recorded a loss of $40 and $415, respectively, related to investments in equity method investees.

Distributions received from an equity method investee are recognized as a reduction in the carrying amount of the investment. If distributions are received from an equity method investee that would reduce the carrying amount of an equity method investment below zero, the Company evaluates the facts and circumstances of the distributions to determine the appropriate accounting for the excess distribution, including an evaluation of the source of the proceeds and implicit or explicit commitments to fund the equity method investee. The excess distribution is either recorded as a gain from equity method investee, or in instances where the source of proceeds is from financing activities or the Company has a significant commitment to fund the investee, the excess distribution would result in an equity method liability and the Company would continue to record its share of the equity method investee’s earnings and losses. When the Company does not have a significant requirement to contribute additional capital over and above the original capital commitment and the carrying value of the investment in the unconsolidated venture is reduced to zero, the Company discontinues applying the equity method of accounting unless the venture has an expectation of an imminent return to profitability. If the venture subsequently reports net income, the equity method of accounting is resumed only after the Company’s share of that net income equals the share of net losses or distributions not recognized during the period the equity method was suspended. The Company has elected to classify distributions from equity method investees under the cumulative-earnings approach. For the years ended December 31, 2023 and 2022, the Company recorded a gain from equity method investee of $0 and $65, respectively, related to a distribution that would have reduced the carrying value of the investment below zero.

F-13

RealtyMogul Apartment Growth REIT, Inc.

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

The Company evaluates its investments in equity method investees for impairment annually or whenever events or changes in circumstances indicate that there may be an other-than-temporary decline in value. To do so, the Company calculates the estimated fair value of the investment using various valuation techniques, including, but not limited to, discounted cash flow models, the Company’s intent and ability to retain its investment in the entity, the financial condition and long-term prospects of the entity, and the expected term of the investment. If the Company determined any decline in value is other-than-temporary, the Company recognizes an impairment charge to reduce the carrying value of its investment to fair value. As of both December 31, 2023 and 2022, the Company determined that there was no impairment of its investments in equity method investees.

Accounting for Long-Lived Assets and Impairment of Real Estate Owned

The Company reviews its real estate portfolio on a quarterly basis to ascertain if there are any indicators of impairment to the value of any of its real estate assets, including deferred costs and intangibles, to determine if there is any need for an impairment charge. In reviewing the portfolio, the Company examines one or more of the following: the type of asset, the current financial statements or other available financial information of the asset, and the economic situation in the area in which the asset is located. For each real estate asset owned for which indicators of impairment exist, management performs a recoverability test by comparing the sum of the estimated undiscounted future cash flows attributable to the asset to its carrying amount. If the aggregate undiscounted cash flows are less than the asset’s carrying amount, an impairment loss is recorded to the extent that the estimated fair value is less than the asset’s carrying amount. The estimated fair value is determined using a discounted cash flow model of the expected future cash flows through the useful life of the property. The analysis includes an estimate of the future cash flows that are expected to result from the real estate investment’s use and eventual disposition. These cash flows consider factors such as expected future operating income, trends and prospects, the effects of leasing demand, competition and other factors.

As of both December 31, 2023 and 2022, the Company determined that there was no impairment of long-lived assets.

Real Estate Held for Sale

The Company classifies real estate investments as being held for sale when management commits to a plan to sell the asset, the asset is available for immediate sale, an active program to locate a buyer has been initiated, the sale is highly probable to occur within one year, and it is unlikely that significant changes to the plan will be made. When a real estate investment is classified as held for sale, depreciation of the asset is discontinued and the asset is carried at the lower of its carrying amount or the fair value less costs to sell. As of December 31, 2023, no real estate investments were classified as held for sale. As of June 30, 2022, the Company determined that the Avon Place Apartments, a Class B, garden-style apartment community in Avon, Connecticut (the “Avon Property”), should be classified as held for sale at its carrying value in the amount of $22,312. The related mortgage net of debt issuance costs of $22,028 was also classified as held for sale as of June 30, 2022. The Avon Property was sold on September 30, 2022 and proceeds from sale were $32,663 resulting in a gain in the amount of $10,351.

F-14

RealtyMogul Apartment Growth REIT, Inc.

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

Restricted Cash and Escrows

In November 2016, the Financial Accounting Standards Board issued Accounting Standards Update 2016-18, Statement of Cash Flows: Restricted Cash (“ASU 2016-18”), which clarifies the presentation requirements of restricted cash within the statement of cash flows. The standard requires that changes in restricted cash and restricted cash equivalents during the period be included in the beginning and ending cash and cash equivalents balance reconciliation on the statement of cash flows. Restricted cash consists of cash escrowed under the operating agreements and mortgage agreements for debt service, real estate taxes, property insurance, and capital improvements and other restricted deposits.

The adoption of this standard results in amounts detailed below that are reported as escrows and deposits on the consolidated balance sheets to be included in cash and cash equivalents on the consolidated statements of cash flows.

The following are the amounts reported on the consolidated balance sheets that are included in cash and cash equivalents and restricted cash on the consolidated statements of cash flows:

	December 31, 2023	December 31, 2022

Cash and cash equivalents	$8,560	$10,069

Escrows and deposits	7,287	4,717

Total cash and cash equivalents and restricted cash	$15,847	$14,786

Allowance for Credit Losses

The Company maintains an allowance for credit losses for estimated losses resulting from the inability of a tenant to make required rent payments. As of December 31, 2023 and 2022, there was $304 and $682, respectively, in the allowance for credit losses. The Company records bad debt expense in real estate operating expenses in the consolidated statements of operations.

Depreciation

Depreciation of assets is computed on the straight-line method over the estimated useful life of the asset. Depreciation of buildings is computed on the straight-line method over an estimated useful life ranging from 30 to 49 years. Site improvements and certain building improvements are depreciated on the straight-line method over an estimated useful life of 10 to 15 years, and depreciation of furniture, fixtures and equipment is computed on the straight-line method over an estimated useful life of 5 to 9 years. Improvements are capitalized, while expenditures for maintenance and repairs are charged to expense as incurred. Depreciation expense amounted to $4,756 and $4,516 for the years ended December 31, 2023 and 2022, respectively.

Advertising Costs

The Company’s policy is to expense advertising costs when incurred. Such costs incurred during the years ended December 31, 2023 and 2022 were $204 and $176, respectively.

F-15

RealtyMogul Apartment Growth REIT, Inc.

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

Deferred Financing Costs and Mortgage Premium

Mortgage costs and premium are deferred and amortized using the straight-line method which management does not believe is materially different than the effective interest rate method, over the terms of the respective debt obligations. The Company recognizes a debt discount or premium in connection with mortgages assumed at fair value in accordance with ASC 805. At December 31, 2023, deferred financing costs amounted to $831, net of accumulated amortization of $1,143. At December 31, 2022, deferred financing costs amounted to $928, net of accumulated amortization of $721. At December 31, 2023, mortgage premium amounted to $791, net of accumulated amortization of $322. At December 31, 2022, mortgage premium amounted to $908, net of accumulated amortization of $205. The Company presents unamortized deferred financing costs and mortgage premium as a direct deduction from the carrying amount of the related debt liability.

Fair Value

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1 — Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2 — Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

On a recurring basis, the Company measures its investment in marketable securities at fair value consisting of its investment in exchange traded funds. The exchange traded funds are freely tradeable in active markets and fair value is based on the quoted market price for identical securities, which represents a Level 1 input and Level 1 measurement. The marketable securities are treated as trading securities with unrealized gains and losses from the change in fair value reported in the consolidated statements of operations.

The Company periodically will enter into interest rate cap agreements that are measured at fair value on a recurring basis in order to limit interest rate risk on variable rate mortgages and are not used for trading purposes. The Company has determined that the total fair value of the interest rate caps at December 31, 2023 and 2022 were $952 and $1,532, respectively, related to the Company’s joint ventures formed to acquire, renovate, own and operate a 222-unit, Class A apartment community in Austin, Texas (“Lotus Village”) and a 199-unit, Class B apartment community in Riverview, Florida (“Sherwood Oaks”), respectively. In determining the fair value of the interest rate cap, management uses the present value of expected cash flows based on market observable interest rate yield curve commensurate with the term of the instrument. The Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and that of the respective counterparty in the fair value measurement. The credit valuation adjustments utilize Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by either the respective counterparty or the Company. However, management determined the impact on the credit valuation adjustments was not significant to the overall valuation of the interest rate caps as of December 31, 2023 or 2022. As a result, the fair value of the interest rate caps was considered to be based primarily using Level 2 inputs.

F-16

RealtyMogul Apartment Growth REIT, Inc.

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

Fair Value Option

ASC 825, Fair Value Option for Financial Assets and Financial Liabilities (“ASC 825”), provides a fair value option election that allows companies to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and liabilities. ASC 825 permits the fair value option election on an instrument by instrument basis at initial recognition. We have decided not to make this election.

New accounting pronouncements

On January 1, 2023, the Company adopted Accounting Standards Update No, 2016-13, Measurement of Credit Losses on Financial Instruments, and its related amendments using the modified retrospective method. The new standard changes the impairment model for most financial assets that are measured at amortized cost and certain other instruments, including trade receivables, from an incurred loss model to an expected loss model and adds certain new required disclosures. Under the expected loss model, entities will recognize credit losses to be incurred over the entire contractual term of the instrument rather than delaying recognition of credit losses until it is probable the loss has been incurred. In accordance with ASC 326, the Company evaluates certain criteria, including aging and historical write-offs, current economic condition of specific customers and future economic conditions, to determine the appropriate allowance for credit losses. The adoption of ASC 326 had an insignificant impact on opening retained earnings.

Note 3 – Real Estate Debt Investments

We believe the fair value of the debt investments approximates the carrying value of the debt investments as of December 31, 2023. We have invested in one debt-like investment.

The following table presents the Company’s investment in real estate debt related assets as of December 31, 2023:

As of December 31, 2023:

Asset Type	Number	Original Principal Amount or Cost	Carrying Value	Average Investment Return(1)	Allocation by Investment Type
Preferred Equity	1	$5,250	$5,250	15.50%	100.00%
Balance as of December 31, 2023	1	$5,250	$5,250	15.50%	100.00%

(1)	There is no current pay requirement; interest accrues on a monthly basis and is cumulative and compounding to the extent unpaid. The Company made a $5,250 preferred equity investment and an interest payment reserve of $300 was deposited with and held by Realty Mogul Commercial Capital, Co. (“RMCC”) on behalf of the real estate company.

The following table describes our debt related investment activities for the year ended December 31, 2023:

Investment in Debt:	Amount
Balance at beginning of period	$-
Investment	5,250
Balance as of December 31, 2023	$5,250

F-17

RealtyMogul Apartment Growth REIT, Inc.

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

Credit Quality Monitoring

The Company’s debt investments and preferred equity investments that earn interest based on debt-like terms are typically secured by senior liens on real estate properties, mortgage payments, mortgage loans, or interests in entities that have interests in real estate similar to the interests described above. The Company evaluates its debt investments at least quarterly and differentiates the relative credit quality principally based on: (i) whether the borrower is currently paying contractual debt service or guaranteed preferred equity payments in accordance with its contractual terms; and (ii) whether the Company believes the borrower will be able to perform under its contractual terms in the future, as well as the Company’s expectations as to the ultimate recovery of principal at maturity. The Company considered investments for which it expects to receive full payment of contractual principal and interest payments as “performing”. As of December 31, 2023, all investments are considered to be performing and no allowance for loan loss has been recorded. In the event that an investment is deemed other than performing, the Company will evaluate the instrument for any required impairment.

Note 4 – Consolidated Investments in Real Estate

The following table presents the Company’s consolidated acquisitions of real estate as of December 31, 2023:

		Building and	Accumulated	Intangible Lease	Accumulated Amortization Intangible Lease
Description of Property	Land	Improvements	Depreciation	Asset	Asset	Total
Brookside Apartments	$2,071	$8,045	$(167)	$127	$(127)	$9,949
Raleigh, NC
Ridgeline View Townhomes	1,369	16,780	(217)	163	(163)	17,932
Vancouver, WA
Sherwood Oaks	6,307	29,482	(2,091)	509	(509)	33,698
Riverview, FL
Lotus Village	6,172	33,293	(2,306)	538	(538)	37,159
Austin, TX
The Orion	7,545	23,956	(2,519)	374	(374)	28,982
Orion Township, MI
NinetyNine 44 Apartments	5,790	21,072	(2,733)	555	(555)	24,129
Dallas, TX
Brooklyn Vinegar Hill	9,665	19,463	(3,350)	189	(189)	25,778
Brooklyn, NY
Total	$38,919	$152,091	$(13,383)	$2,455	$(2,455)	$177,627

F-18

RealtyMogul Apartment Growth REIT, Inc.

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

The following table presents the Company’s consolidated acquisitions of real estate as of December 31, 2022:

		Building and	Accumulated	Intangible Lease	Accumulated Amortization Intangible Lease
Description of Property	Land	Improvements	Depreciation	Asset	Asset	Total
Sherwood Oaks	$6,307	$29,477	$(1,084)	$509	$(509)	$34,700
Riverview, FL
Lotus Village	6,172	33,246	(1,376)	538	(538)	38,042
Austin, TX
The Orion	7,545	23,592	(1,519)	374	(374)	29,618
Orion Township, MI
Ninety-Nine44 Apartments	5,790	21,042	(1,894)	555	(555)	24,938
Dallas, TX
Brooklyn Vinegar Hill	9,665	19,231	(2,754)	189	(189)	26,142
Brooklyn, NY
Total	$35,479	$126,588	$(8,627)	$2,165	$(2,165)	$153,440

As of December 31, 2023 and 2022, the amortization period for the intangible lease assets ranges from three to four months.

At December 31, 2023 and 2022, accumulated amortization of intangible lease assets was $2,455 and $2,165, respectively. For the years ended December 31, 2023 and 2022, the Company recognized amortization expense of $290 and $382, respectively. The unamortized balance of intangible lease assets at both December 31, 2023 and 2022 was $0.

On September 30, 2022, the Company sold the Avon Property which was reported as real estate held for sale as of June 30, 2022 at its carrying value in the amount of $22,312. For the year ended December 31, 2022, the Company recognized proceeds of $32,663 and a gain of $10,351 on the sale of investment in real estate, reported in the consolidated statements of operations.

On January 7, 2022, the Company sold The Clover on Park Lane, a 343-unit multifamily apartment community in Dallas, Texas (the “Clover Property”), which was reported as real estate held for sale as of December 31, 2021 at its carrying value in the amount of $19,911. For the year ended December 31, 2022, the Company recognized proceeds of $37,525 and a gain of $17,614 on the sale of investment in real estate, reported in the consolidated statements of operations.

Minimum Future Rents

The rental properties owned at December 31, 2023 and 2022 are principally leased under 12-month operating leases with certain tenant renewal rights.

Note 5 – Investments in Equity Method Investees

The table below presents the activities of the Company’s investments in equity method investees as of December 31, 2023 and 2022:

Investments in Equity Method Investees:	For the Year Ended December 31, 2023	For the Year Ended December 31, 2022
Beginning balance	$-	$428
Contributions in equity method investees	5,500	306
Distributions received	-	(65)
Equity in earnings of equity method investees	-	65
Equity in losses of equity method investees	(40)	(415)
Proceeds from equity method investment	(1,067)	(1,992)
Gain on sale of equity method investment	1,067	1,673
Ending balance	$5,460	$-

F-19

RealtyMogul Apartment Growth REIT, Inc.

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

As of December 31, 2023 and 2022, the Company’s investments in entities that are accounted for under the equity method of accounting consist of the following:

1)	Acquired in 2023, a 32% non-controlling joint venture limited partnership interest in RM Hunters Ridge LLC, for the acquisition and renovation of 170 residential units in East Lansing, Michigan.

2)	Acquired in 2018, a 30% non-controlling joint venture limited partnership interest in Plano CRP Portfolio, LLC, for the acquisition and renovation of two garden-style apartment communities in Plano, Texas. Plano CRP Portfolio, LLC was sold during 2023.

3)	Acquired in 2018, a 30% non-controlling joint venture limited partnership interest in Villas del Mar Partners 29, LLC, for the acquisition of an apartment complex in Fort Worth, Texas. Villas del Mar Partners 29, LLC was sold during 2022.

The results of operations and financial position of the Company’s equity method investments are summarized below for December 31, 2023:

RM Hunters Ridge, LLC
Condensed balance sheet information	For the Year Ended December 31, 2023
Real estate assets, net	$32,232
Other assets	3,120
Total assets	$35,352

Mortgage notes payable	$18,145
Other liabilities	131
Equity	17,076
Total liabilities and equity	$35,352
Company’s equity investment	$5,460

Plano CRP Portfolio, LLC
Condensed balance sheet information	For the Year Ended December 31, 2022
Real estate assets, net	$6,811
Other assets	827
Total assets	$7,638

Mortgage notes payable	$12,735
Other liabilities	326
Equity	(5,423)
Total liabilities and equity	$7,638
Company’s equity investment	$-

F-20

RealtyMogul Apartment Growth REIT, Inc.

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

	RM Hunters Ridge, LLC	Plano CRP Portfolio, LLC
Condensed income statement	For the Year Ended	For the Year Ended
information	December 31, 2023	December 31, 2023
Total revenue	$214	$2,274
Total expenses	338	(9,643)
Net income (loss)	$(124)	$11,917
Company’s equity in net income (loss) of investee	$(40)	$-

	Plano CRP	Villas Del Mar
	Portfolio, LLC	Partners 29, LLC
Condensed income statement	For the Year Ended	For the Year Ended
information	December 31, 2022	December 31, 2022
Total revenue	$2,082	$1,282
Total expenses (income)	2,049	(6,278)
Net income (loss)	$33	$7,560
Company’s equity in net income (loss) of investee	$-	$(415)

Due to the fact that the Company’s equity in the Plano CRP Portfolio, LLC declined to $0, the Company suspended recording losses on the investment.

Note 6 – Marketable Securities

As of December 31, 2023, the Company held one investment in an exchange traded fund and two investments in United States treasury bills (“U.S. T-bills”) with a total cost of $8,261. The table below summarizes the assets measured at fair value on a recurring basis and their respective position level in the fair value hierarchy:

		Fair value measurements at the reporting date using:
		Quoted prices in active markets for identical assets	Significant observable inputs	Significant unobservable inputs
Description	Total	(Level 1)	(Level 2)	(Level 3)
Investment in marketable securities	$1,469	$1,469	$-	$-
Investment in U.S. T-bills (3 months or less)	6,662	6,662	-	-
Investment in marketable securities	$8,131	$8,131	$-	$-

As of December 31, 2022, the Company held one investment in an exchange traded fund and two investments in U.S. T-bills with a total cost of $23,279. The table below summarizes the assets measured at fair value on a recurring basis and their respective position level in the fair value hierarchy:

		Fair value measurements at the reporting date using:
		Quoted prices in active markets for identical assets	Significant observable inputs	Significant unobservable inputs
Description	Total	(Level 1)	(Level 2)	(Level 3)
Investment in exchange traded fund	$1,425	$1,425	$-	$-
Investment in U.S. T-bills (3 months or less)	21,785	21,785	-	-
Investment in marketable securities	$23,210	$23,210	$-	$-

F-21

RealtyMogul Apartment Growth REIT, Inc.

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

The unrealized loss on investment in marketable securities included in the consolidated statements of operations attributable to Level 1 measurements was $60 and $119 for the years ended December 31, 2023 and 2022, respectively.

During 2023, the Company purchased ten U.S. T-bills at a cost of $54,920, and eight U.S. T-bills matured for gross proceeds of $48,386, of which $475 is recognized as interest income, reported in the consolidated statements of operations.

During 2022, the Company purchased two U.S. T-bills at a cost of $21,678 and such U.S. T-bills matured during 2023 for gross proceeds of $21,855. For the year ended December 31, 2023, the Company reported $175 of interest income related to these U.S. T-bills, reported in the consolidated statements of operations. On November 18, 2022, the Company purchased one investment in a U.S. T-bill at a cost of $1,620 and it matured on December 20, 2022 for gross proceeds of $1,625. For the year ended December 31, 2022, the Company reported $5 of realized gain on sale of marketable securities, reported in the consolidated statements of operations.

Note 7 – Borrowings

Mortgages Payable

The following table details the Mortgages payable, net, balances per the consolidated balance sheets:

December 31, 2023
Mortgages payable, gross	$135,522
Unamortized premium	791
Unamortized deferred financing costs	(831)
Mortgages payable, net	$135,482

December 31, 2022
Mortgages payable, gross	$116,265
Unamortized premium	908
Unamortized deferred financing costs	(928)
Mortgages payable, net	$116,245

Scheduled principal repayments during the next five years and thereafter as of December 31, 2023 are as follows:

Year Ending December 31,
2024	$58,398
2025	19,599
2026	878
2027	994
2028	12,421
Thereafter	43,232
Total	$135,522

F-22

RealtyMogul Apartment Growth REIT, Inc.

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

The details of the Mortgages payable are as follows:

Description of Property	Originated Principal	Loan Originated Date	Maturity Date	Interest type	Interest Rate as of December 31, 2023	Amortization Start Date	Principal Balance as of December 31, 2023
Brookside Apartments	$6,947	6/30/2023	7/1/2030	Fixed	5.83%	8/1/2025	$6,947
Raleigh, NC
Ridgeline View Townhomes	11,765	5/19/2023	6/1/2028	Fixed	5.63%	7/1/2026	11,765
Vancouver, WA
Brooklyn Vinegar Hill	19,557	9/30/2020	9/1/2025	Fixed	3.13%	4/1/2022	18,883
Brooklyn, NY
NinetyNine 44 Apartments	19,500	9/9/2020	10/1/2030	Fixed	3.18%	11/1/2023	19,436
Dallas, TX
The Orion	20,541	9/28/2018	10/1/2030	Fixed	4.92%	11/1/2024	20,541
Orion Township, MI
Lotus Village (1)	29,600	6/25/2021	7/9/2024	SOFR + 310 BPS(2)	8.54%	-	30,200
Austin, TX
Sherwood Oaks (1)	26,733	11/30/2021	12/1/2024	SOFR + 325 BPS(3)	8.71%	-	27,750
Riverview, FL
Total	$134,643	-	-	-	-	-	$135,522

(1)	Interest rate hedge contracts have been entered into related to this mortgage debt to manage the floating rate interest risk for this investment. Interest rate as of December 31, 2023 reflects the gross interest rate on the mortgage debt exclusive of such interest rate hedge contracts. With the upcoming maturity within the next year, the Company is assessing multiple options and is confident in its ability to extend and/or refinance the existing mortgage prior to maturity.

(2)	Interest on this mortgage payable transitioned away from LIBOR effective July 9, 2023 to the 1-Month Term SOFR rate.

(3)	Interest on this mortgage payable transitioned away from LIBOR effective July 1, 2023 to the 1-Month USD-SOFR CME Term rate.

F-23

RealtyMogul Apartment Growth REIT, Inc.

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

Description of Property	Originated Principal	Loan Originated Date	Maturity Date	Interest type	Interest Rate as of December 31, 2022	Amortization Start Date	Principal Balance as of December 31, 2022
Brooklyn Vinegar Hill	$19,557	9/30/2020	9/1/2025	Fixed	3.13%	4/1/2022	$19,291
Brooklyn, NY
NinetyNine 44 Apartments	19,500	9/9/2020	10/1/2030	Fixed	3.18%	11/1/2023	19,500
Dallas, TX
The Orion	20,541	9/28/2018	10/1/2030	Fixed	4.92%	11/1/2024	20,541
Orion Township, MI
Lotus Village(1)	29,600	6/25/2021	7/9/2023	LIBOR + 310 BPS(2)	7.48%	-	30,200
Austin, TX
Sherwood Oaks(1)	26,733	11/30/2021	12/1/2024	LIBOR + 325 BPS(3)	7.37%	-	26,733
Riverview, FL
Total	$115,931	-	-	-	-	-	$116,265

(1)	Interest rate hedge contracts have been entered into related to this mortgage debt to manage the floating rate interest risk for this investment. Interest rate as of December 31, 2022 reflects the gross interest rate on the mortgage debt exclusive of such interest rate hedge contracts.
(2)	Interest on this mortgage payable transitioned away from LIBOR effective July 9, 2023 to the 1-Month Term SOFR rate.
(3)	Interest on this mortgage payable transitioned away from LIBOR effective July 1, 2023 to the 1-Month USD-SOFR CME Term rate.

Note 8 – Business Combinations and Asset Acquisitions

RM Brookside, LLC

On June 30, 2023, the Company acquired a 65.9% controlling equity interest in RM Brookside, LLC (“Brookside Apartments”). Brookside Apartments is a joint venture formed to acquire, renovate, own and operate a 68-unit, Class B apartment community in Raleigh, North Carolina.

GAAP defines the acquirer in an asset acquisition as the entity that obtains control of the assets and establishes the acquisition date as the date that the acquirer achieves control. Brookside Apartments is considered a VOE, and the Company is deemed to have control rights, and therefore, the joint venture’s controlling member.

F-24

RealtyMogul Apartment Growth REIT, Inc.

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

GAAP requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date. The following table summarizes the consideration paid for Brookside Apartments and the relative fair value of the assets acquired and liabilities assumed recognized at the acquisition date:

June 30, 2023
Consideration:
Cash (including transaction costs of $362, debt proceeds of $6,947 and cash from noncontrolling interests of $1,550)	$9,789
Fair value of total consideration transferred	$9,789

Recognized amounts of identifiable assets acquired and liabilities assumed:
Land	$2,071
Buildings, site improvements, and furniture and equipment	7,564
Intangible lease asset	127
Other current liabilities	(83)
Total identifiable net assets	9,679
Deferred financing costs	110
$9,789

RM Ridgeline View, LLC

On May 19, 2023, the Company acquired a 52.0% controlling equity interest in RM Ridgeline View, LLC (“Ridgeline View Townhomes”). Ridgeline View Townhomes is a joint venture formed to acquire, renovate, own and operate a 50-unit, Class A townhome community in Vancouver, Washington.

GAAP defines the acquirer in an asset acquisition as the entity that obtains control of the assets and establishes the acquisition date as the date that the acquirer achieves control. Ridgeline View Townhomes is considered a VOE, and the Company is deemed to have control rights, and therefore, the joint venture’s controlling member.

GAAP requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date. The following table summarizes the consideration paid for Ridgeline View Townhomes and the relative fair value of the assets acquired and liabilities assumed recognized at the acquisition date:

May 19, 2023
Consideration:
Cash (including transaction costs of $512, debt proceeds of $11,765 and cash from noncontrolling interests of $3,685)	$18,389
Fair value of total consideration transferred	$18,389

Recognized amounts of identifiable assets acquired and liabilities assumed:
Land	$1,369
Buildings, site improvements, and furniture and equipment	16,780
Intangible lease asset	163
Other current liabilities	(138)
Total identifiable net assets	18,174
Deferred financing costs	215
$18,389

F-25

RealtyMogul Apartment Growth REIT, Inc.

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

Note 9 – Related Party Arrangements

From time to time, a special purpose entity in which we invest may pay our Manager or an affiliate of our Manager fees relating to the investment and management of our equity investments. A portion of some of these fees are paid to personnel affiliated with our Manager or its affiliates for their roles in the investment opportunity, including officers of our Manager, Jilliene Helman and Eric Levy. Additionally, affiliates of our Manager and other personnel affiliated with our Manager, including Ms. Helman, may co-invest directly in an investment opportunity. These affiliates may be entitled to certain rights, fees and other incentives in connection with such co-investments. As a result of the above, the judgement of such affiliates can be influenced by their interests in such equity investments and co-investments, which interests can diverge from, and cause these affiliates to take actions contrary to, our best interests. The following fees are not paid directly by us, and we will not be entitled to these fees. There are instances in which we are the sole member and have control of a third-party entity in which we invest and which will pay the following fees. In addition, the following fees may reduce the amount of funds that are invested in the underlying real estate and/or the amount of funds available to pay distributions to us, thereby reducing our returns in that particular investment.

The actual amounts of the following fees are dependent on, among other things, total invested equity, real estate transaction sizes, financing amounts, property income and performance, and distributable cash. We cannot determine these specific amounts at the present time.

●	Buyer’s Real Estate Brokerage Fee / Real Estate Due Diligence Fee / Real Estate Acquisition Fee – fee paid to our Manager or an affiliate of our Manager in an amount up to 3% of the total contract purchase price of the property.

●	Financing Coordination Fee and Credit Guarantee Fee – fee paid to an affiliate of or personnel affiliated with our Manager in an amount up to 1% of the financing amount in the event that an affiliate or officer of our Manager provides services in connection with arranging the debt or provides a credit guarantee in connection with the financing.

●	Property-Level Asset Management Fee – fee paid to our Manager or an affiliate of our Manager in an amount equal to an annualized 1.5% of Effective Gross Income (as defined below) that will be paid monthly to the Manager for asset management services related to certain transactions. Effective Gross Income means a property’s potential gross rental income plus other income less vacancy and credit costs for any applicable period.

●	Seller’s Real Estate Brokerage Fee / Real Estate Disposition Fee – fee paid to our Manager or an affiliate of our Manager in an amount up to 2% of the contract sales price of a property in the event that an affiliate of our Manager or our Manager provides disposition services for the property.

●	Promote Interest – interest paid to our Manager or an affiliate of our Manager in an undetermined amount of the entity’s distributable cash, after all other partners or members have been paid a (6% or higher) cumulative, non-compounded preferred return.

●	Construction Management/Capital Expenditure Management Fee – fee paid to our Manager or an affiliate of our Manager in an amount up to 5% of the aggregate expenditures in connection with services related to capital improvements.

From time to time, when one of the affiliates of our Manager, including, RMCC or RM Communities, LLC (“RM Communities”) (each of RMCC and RM Communities is referred to herein as an “RM Originator”), one or more of the fees set forth below in connection with the origination, investment and management of preferred equity investments. The following fees are not paid directly by us, and we will not be entitled to these fees. In addition, the following fees reduce the amount of funds that are invested in the underlying preferred equity investments and/or the amount of funds available to pay distributions to us, thereby reducing our returns in that particular investment. The actual amount of the following fees are dependent on, among other things, the total loan or private equity transaction size, closing costs, financing amounts, and interest rates and payments. We cannot determine these specific amounts at the present time.

F-26

RealtyMogul Apartment Growth REIT, Inc.

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

●	Origination Fee – fee paid to an affiliate of the Manager in an amount up to 3% of the financing amount.

●	Underwriting Fee – fee paid to an affiliate of the Manager in an amount up to 1% of the financing amount.

●	Extension Fee – fee paid to an affiliate of the Manager in an amount up to 1% of the financing amount per loan extension.

●	Modification Fee – fee paid to an affiliate of the Manager in an amount up to 1% of the financing amount per loan modification.

●	Default Interest – interest paid to an affiliate of the Manager as defined under the particular loan agreement.

●	Prepayment Penalties – amount paid to an affiliate of the Manager where each prepayment penalty based on the amount of interest that would have accrued on the principal amount of the loan or preferred equity investment at the time of prepayment during the period commencing on the prepayment date and ending on the prepayment penalty period end date.

●	Exit Fee – fee paid to an affiliate of the Manager in an amount (i) up to 1% upon payoff or (ii) calculated as a percentage of the financing amount or outstanding loan balance per extension.

RM Adviser, LLC, Manager

Subject to certain restrictions and limitations, the Manager is responsible for managing the Company’s affairs on a day-to-day basis and for identifying and making investments on behalf of the Company.

The Manager and certain affiliates of the Manager receive fees and compensation in connection with the Company’s public offering, and the acquisition and management of the Company’s real estate investments. For certain investments, the Manager is entitled to receive a promote in an undetermined amount of the entity’s distributable cash, after all other partners or members have been paid an agreed upon (6% or higher) cumulative, non-compounded preferred return. A portion of these fees may be paid to personnel affiliated with our Manager, including officers of our Manager, Jilliene Helman and Eric Levy. These fees will be paid by the particular special purpose entity and not by us, and we will not be entitled to these fees. Although the special purpose entity pays these fees, there are instances in which we are the sole member, and have control, of the special purpose entity in connection with an investment in an equity asset. During the years ended December 31, 2023 and 2022, the Manager received a promote of $0 and $160, respectively, resulting from the sale of Terrace Hill Apartments, a Class B multifamily apartment complex in El Paso, Texas.

For the year ended December 31, 2023, a disposition fee in the amount of $194 was paid to the Manager in connection with the sale of Plano CRP Portfolio, LLC.

For the year ended December 31, 2022, a disposition fee in the amount of $385 and $338, respectively, was paid to the Manager in connection with the sale of the Clover Property and the Avon Property.

For the year ended December 31, 2022, a disposition fee in the amount of $212 was paid to the Manager in January 2023 in connection with the sale of Villas del Mar Partners 29, LLC.

F-27

RealtyMogul Apartment Growth REIT, Inc.

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

The Manager will be reimbursed for organizational and offering expenses incurred in conjunction with the Offerings. The Company will reimburse the Manager for actual expenses incurred on behalf of the Company in connection with the selection or acquisition of an investment, to the extent not reimbursed by the borrower, whether or not the Company ultimately acquires the investment. The Company will reimburse the Manager for out-of-pocket expenses paid to third parties in connection with providing services to the Company. This does not include the Manager’s overhead, employee costs borne by the Manager, utilities or technology costs. Expense reimbursements payable to the Manager also may include expenses incurred by the Sponsor in the performance of services pursuant to a shared services agreement between the Manager and the Sponsor, including any increases in insurance attributable to the management or operation of the Company.

As of both December 31, 2023 and 2022, the Manager owed the Company $124 in deferred offering costs. As of December 31, 2023 and 2022, $1,887 and $1,717, respectively, of offering costs were amortized against equity, which represents the ratable portion of proceeds raised to date to the total amount of proceeds expected to be raised from the Offerings.

The Company paid the Manager a monthly asset management fee based on the total equity value, which equals (a) our then-current net asset value per share, as determined by our board of directors, multiplied by (b) the number of shares of our common stock then outstanding. During the years ended December 31, 2023 and 2022, $715 and $636, respectively, of asset management fees were charged by our Manager. As of December 31, 2023 and 2022, $57 and $81, respectively, of asset management fees remained payable.

Realty Mogul Commercial Capital, Co.

The Company pays RMCC, an RM Originator, a servicing fee of 0.5% of the principal balance plus accrued interest of each preferred equity investment and any applicable additional amounts associated with such investment for the servicing and administration of certain investments held by us. RM Originator may decide to enter into a servicing agreement with an unaffiliated third party to service and administer the preferred equity investments held by us, and pays for any expenses incurred in connection with standard subservicing thereunder out of the servicing fee paid to it by us. The servicing agreement will define the terms of the servicing arrangement as well as the amount of the servicing fee that is paid by RM Originator to the unaffiliated third party. The servicing fee is calculated as an annual percentage of the principal balance of the preferred equity investment plus accrued interest and any applicable additional amounts associated with such investment, and is deducted at the time that payments on the asset are made. The fee is deducted in proportion to the split between accrued and current payments. Servicing fees payable by us may be waived at RM Originator’s sole discretion. During the years ended December 31, 2023 and 2022, $21 and $0, respectively, was charged by the RM Originator. As of December 31, 2023 and 2022, $21 and $0, respectively, remained payable and are included in accounts payable and accrued expenses on the corresponding consolidated balance sheets.

The Company also pays RM Originator a special servicing fee for any non-performing asset at an annualized rate of 1.0% of the original principal balance of a non-performing preferred equity investment serviced by such RM Originator and any additional amounts associated with such investment. Whether an investment is deemed to be non-performing is in the sole discretion of our Manager. As of December 31, 2023 and 2022, there were no special servicing fees paid to RM Originator.

The Company pays RM Originator an origination fee of up to 3% of the financing amount in connection with the origination of preferred equity investments. As of December 31, 2023, an origination fee in the amount of $158 was paid to RM Originator in connection with the acquisition of a $5,250 preferred equity investment in an entity that owns a 328-unit, Class B apartment community in Oklahoma City, Oklahoma (“Restoration of Candlewood”).

F-28

RealtyMogul Apartment Growth REIT, Inc.

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

RM Communities, LLC

RM Communities is a subsidiary of Realty Mogul, Co. As of December 31, 2023 and 2022, an acquisition fee in the amount of $874 and $0, was paid to RM Communities in connection with the acquisition of Ridgeline View Townhomes, Brookside Apartments and Hunters Ridge Apartments.

For the year ended December 31, 2023, an aggregate of $95 was paid to RM Communities for property-level asset management services related to (i) the Company’s joint venture formed to acquire, renovate, own and operate a 200-unit, Class B+ apartment community in Orion Township, Michigan (“The Orion”), (ii) Sherwood Oaks, (iii) Ridgeline View Townhomes, and (iv) Brookside Apartments. For the year ended December 31, 2022, an aggregate of $75 was paid to RM Communities for property-level asset management services related to (i) The Orion, and (ii) Sherwood Oaks.

Realty Mogul, Co. and Affiliates

If the Company has insufficient funds to acquire all or a portion of an investment, then it may obtain a related party loan from RM Originator, an affiliate of Realty Mogul, Co., on commercially reasonable terms. Our charter authorizes us to enter into related party loans. Related party loans would require prior approval from our board of directors. However, neither RM Originator nor any of its affiliates are obligated to make a related party loan to the Company at any time.

Certain affiliates of Realty Mogul Co. are entitled to receive a buyer’s broker fee for sourcing real estate transactions on our behalf. A portion of this fee may be paid to personnel affiliated with our Manager, including Ms. Jilliene Helman, for their roles in the investment opportunity.

In 2017, an entity managed by an affiliate of Realty Mogul, Co. acquired an approximate 24% noncontrolling interest in Vinegar Hill Asset, LLC (“Vinegar Hill”). The entity’s equity investment in Vinegar Hill was $2,070 as of December 31, 2023 and 2022.

In 2017, an entity managed by an affiliate of Realty Mogul, Co. acquired an approximate 27% noncontrolling interest in Travertine North Park Investors, LLC (“Travertine”). The entity’s equity investment in Travertine was $1,670 as of December 31, 2021. Travertine was sold during 2022.

In 2018, an entity managed by an affiliate of Realty Mogul, Co. acquired an approximate 41% noncontrolling interest in the Avon Property. The entity’s equity investment in the Avon Property was $3,500 as of December 31, 2021. The Avon Property was sold during 2022. During the year ended December 31, 2022, an affiliate of Realty Mogul, Co. received a promote of $388 resulting from the sale of the Avon Property.

In 2018, an entity managed by an affiliate of Realty Mogul, Co. acquired an approximate 50% interest in Villas del Mar Partners 29, LLC. The entity’s equity investment in Villas del Mar Partners 29, LLC was $1,860 as of December 31, 2021. Villas del Mar Partners 29, LLC was sold during 2022.

In 2018, an entity managed by an affiliate of Realty Mogul, Co. acquired an approximate 54% interest in Plano CRP Portfolio, LLC. The entity’s equity investment in Plano CRP Portfolio, LLC was $1,750 as of December 31, 2022. Plano CRP Portfolio, LLC was sold during 2023.

F-29

RealtyMogul Apartment Growth REIT, Inc.

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

In 2021, a group of individual retail investors invested in an offering sponsored by an affiliate of Realty Mogul, Co. and acquired an approximate 42% interest in The Orion. The individual investors’ equity investment in The Orion was $4,345 as of December 31, 2023 and 2022.

In 2021, a group of individual retail investors invested in an offering for which administrative services are provided by an affiliate of Realty Mogul, Co. and acquired an approximate 40% interest in Lotus Village. The individual investors’ equity investment in Lotus Village was $4,535 as of December 31, 2023 and 2022.

In 2021, a group of individual retail investors invested in an offering sponsored by an affiliate of Realty Mogul, Co. and acquired an approximate 38% interest in Sherwood Oaks. The individual investors’ equity investment in Sherwood Oaks was approximately $4,150 as of December 31, 2023 and 2022.

In 2023, a group of individual retail investors invested in an offering sponsored by an affiliate of Realty Mogul, Co. and acquired an approximate 48% interest in Ridgeline View Townhomes. The individual investors’ equity investment in Ridgeline View Townhomes was approximately $3,685 as of December 31, 2023.

In 2023, a group of individual retail investors invested in an offering sponsored by an affiliate of Realty Mogul, Co. and acquired an approximate 34% interest in Brookside Apartments. The individual investors’ equity investment in Brookside Apartments was approximately $1,550 as of December 31, 2023.

In 2023, a group of individual retail investors invested in an offering sponsored by an affiliate of Realty Mogul, Co. and acquired an approximate 18% interest in RM Hunters Ridge LLC. The individual retail investors’ equity investment in RM Hunters Ridge LLC was approximately $3,350 as of December 31, 2023, Realty Mogul, Co. and its affiliates’ equity investment was approximately $100, and joint venture investors’ equity investment was approximately $8,250, for a total capital investment of $11,700. In addition, Ms. Helman and a joint venture investor each earned a guarantee fee of $52 for providing partial personal guarantees of the loan that is secured by the property.

RM Sponsor, LLC, Stockholder and Sponsor

RM Sponsor, LLC is a stockholder of the Company and held 12,574 and 12,018 shares, respectively, of our common stock as of December 31, 2023 and 2022.

Joint Venture Partners and Affiliates of Joint Venture Partners

For the years ended December 31, 2023 and 2022, the Company incurred an aggregate of $305 and $250, respectively, to its joint venture partners and affiliates of its joint venture partners of its consolidated joint ventures for management, acquisition and guaranty fees, of which $139 and $181, respectively, are included in asset management fees and $166 and $69, respectively, are included in real estate expenses on the consolidated statements of operations, and $0 and $0, respectively, are included in the consolidated balance sheets. The aforementioned fees exclude fees earned by Realty Mogul, Co. and affiliates, including RM Adviser, LLC, RM Communities, RM Sponsor, LLC, RMCC, and others.

For the years ended December 31, 2023 and 2022, the equity method investments incurred an aggregate of $472 and $166, respectively, to its affiliates for acquisition and guaranty fees, of which $151 and $166, respectively, are included in the statements of operations of the equity method investments and $321 and $0, respectively, are capitalized on the balance sheet of the equity method investments as of the years ended December 31, 2023 and 2022. The aforementioned fees exclude fees earned by Realty Mogul, Co. and affiliates, including RM Adviser, LLC, RM Communities, RM Sponsor, LLC, RMCC, and others.

F-30

RealtyMogul Apartment Growth REIT, Inc.

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

Executive Officers of our Manager

As of the date of the filing of this Annual Report, the executive officers of our Manager and their positions are as follows:

Name	Age	Position
Jilliene Helman	37	Chief Executive Officer
Eric Levy	37	Vice President, Portfolio Manager
Tara Horne	38	Chief Compliance Officer
Kevin Moclair	51	Chief Accounting Officer and Treasurer

Jilliene Helman has served as Chief Executive Officer of our Manager since its inception in March 2016 and served as its Chief Financial Officer from October 2018 to February 2022. Ms. Helman has served as the Chief Executive Officer and a director of Realty Mogul, Co. since May 2012.

Eric Levy has served as Vice President, Portfolio Manager of our Manager since January 2019. Mr. Levy has served as a Vice President, Asset Management of Realty Mogul, Co. since October 2017.

Tara Horne has served as Chief Compliance Officer of our Manager since June 2023.

Kevin Moclair has served as Chief Accounting Officer and Treasurer of our Manager since February 2022.

Note 10 – Stock Award

We pay to each of our directors and to the Chief Executive Officer and Vice President, Portfolio Manager of our Manager a retainer of 1,000 shares of our common stock per year, plus an additional retainer of 500 shares of our common stock to the chairman of the audit committee. For both years ended December 31, 2023 and 2022, we issued 1,000 shares to Mr. Levy, 1,000 shares to Ms. Helman, and an aggregate of 2,500 shares to our independent directors. Compensation expense in the amount of $50 and $47, respectively, was recorded in 2023 and 2022, based on the then in-effect offering price of $11.18 and $10.43 per share, respectively.

Note 11 – Economic Dependency

Under various agreements, the Company has engaged or will engage RM Adviser, LLC and its affiliates to provide certain services to the Company, including asset management services, asset acquisition and disposition decisions, the sale of the Company’s shares of common stock available for issue, as well as other administrative responsibilities for the Company including accounting services and investor relations. As a result of these relationships, the Company is dependent upon RM Adviser, LLC and its affiliates. In the event that these companies are unable to provide the Company with the respective services, the Company would be required to find alternative providers of these services.

F-31

RealtyMogul Apartment Growth REIT, Inc.

Notes to the Consolidated Financial Statements

December 31, 2023 and 2022

(Amounts in thousands, except share and per share data)

Note 12 – Commitments and Contingencies

Legal Proceedings

As of December 31, 2023, we are not named as a defendant in any active or pending litigation. However, it is possible that the Company could become involved in various litigation matters arising in the ordinary course of our business. Although we are unable to predict with certainty the eventual outcome of any litigation, management is not aware of any litigation likely to occur that we currently assess as being significant to us.

Note 13 – Subsequent Events

Events that occur after the consolidated balance sheets date, but before the consolidated financial statements were available to be issued, must be evaluated for recognition or disclosure. The effects of subsequent events that provide evidence about conditions that existed at the balance sheets date are recognized in the accompanying consolidated financial statements. Subsequent events which provide evidence about conditions that existed after the consolidated balance sheets date require disclosure in the accompanying notes. Management has evaluated the activity of the Company through April 26, 2024, the date the consolidated financial statements were available to be issued, and noted no events that provided evidence of conditions that existed on the balance sheets date that were not properly recorded or required disclosure.

F-32

Item 8. Exhibits

INDEX TO EXHIBITS

Exhibit No.	Description
2.1	Articles of Amendment and Restatement of RealtyMogul Apartment Growth REIT, Inc. (Incorporated by reference to Exhibit 2.1 to the Company’s Offering Statement on Form 1-A/A, filed on August 4, 2017)

2.2	Articles of Amendment to the Articles of Amendment and Restatement of RealtyMogul Apartment Growth REIT, Inc. (Incorporated by reference to Exhibit 2.2 to the Company’s Offering Statement on Form 1-A POS, filed on December 9, 2021)
2.3

Articles of Amendment to the Articles of Amendment and Restatement of RealtyMogul Apartment Growth REIT, Inc. (Incorporated by reference to Exhibit 2.3 to the Company’s Offering Statement on Form 1-A/A, filed on April 9, 2024)

2.4	Amended and Restated Bylaws of RealtyMogul Apartment Growth REIT, Inc. (Incorporated by reference to Exhibit 2.3 to the Company’s Offering Statement on Form 1-A, filed on June 28, 2017)

2.5	Amendment No. 1 to the Amended and Restated Bylaws of RealtyMogul Apartment Growth REIT, Inc. (Incorporated by reference to Exhibit 2.4 to the Company’s Offering Statement on Form 1-A POS, filed on December 9, 2021)

4.1	Form of Subscription Agreement (Incorporated by reference to Exhibit 4.1 to the Company’s Offering Statement on Form 1-A/A, filed on April 9, 2024)

4.2	Distribution Reinvestment Plan (Incorporated by reference to Exhibit 4.2 to the Company’s Offering Statement on Form 1-A POS, filed on August 31, 2018)

6.1	Form of Management Agreement between RealtyMogul Apartment Growth REIT, Inc. and RM Adviser, LLC (Incorporated by reference to Exhibit 6.1 to the Company’s Offering Statement on Form 1-A, filed on June 28, 2017)

6.2	Amendment to Management Agreement between RealtyMogul Apartment Growth REIT, Inc. and RM Adviser, LLC (Incorporated by reference to Exhibit 6.2 to the Company’s Post-Qualification Amendment to the Offering Statement on Form 1-A, filed on December 20, 2019)

6.3	Form of Agreement of Limited Partnership of RealtyMogul Apartment Growth REIT Operating Partnership, LP (Incorporated by reference to Exhibit 6.2 to the Company’s Offering Statement on Form 1-A, filed on June 28, 2017)

6.4	Amendment to Agreement of Limited Partnership of RealtyMogul Apartment Growth REIT Operating Partnership, LP (Incorporated by reference to Exhibit 6.4 to the Company’s Offering Statement on Form 1-A POS, filed on December 9, 2021)

6.5	Form of License Agreement between RealtyMogul Apartment Growth REIT, Inc. and Realty Mogul, Co. (Incorporated by reference to Exhibit 6.3 to the Company’s Offering Statement on Form 1-A, filed on June 28, 2017)

6.6	Form of Master Technology and Services Agreement among RM Technologies, LLC, RM Sponsor, LLC and RealtyMogul Apartment Growth REIT, Inc. (Incorporated by reference to Exhibit 6.6 to the Company’s Offering Statement on Form 1-A/A, filed on April 9, 2024)

10.1	Power of Attorney of Flynann Janisse and Louis S. Weeks (Incorporated by reference to the signature page of the Company’s Offering Statement on Form 1-A POS (File No. 024-10713), filed August 31, 2018)

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

RealtyMogul Apartment Growth REIT, Inc.

By:	/s/ Kevin Moclair
Name:	Kevin Moclair
Title:	Chief Accounting Officer and Treasurer
Date:	April 26, 2024

Pursuant to the requirements of Regulation A, this report has been signed by the following person on behalf of the issuer and in the capacities and on the date indicated.

Signature	Title	Date

/s/ Jilliene Helman	Chief Executive Officer, President and Director	April 26, 2024
Jilliene Helman	(Principal Executive Officer)

Chief Accounting Officer and Treasurer
/s/ Kevin Moclair	(Principal Financial Officer and	April 26, 2024
Kevin Moclair	Principal Accounting Officer)

*
Flynann Janisse	Director	April 26, 2024

*
Louis S. Weeks III	Director	April 26, 2024

*By:	/s/ Jilliene Helman
Jilliene Helman, Chief Executive Officer, Attorney-in-fact

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